UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LINCOLN GOLD CORPORATION
(Exact name of registrant as specified in charter)

NEVADA	1040	88-0419475
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)

Suite 350, 885 Dunsmuir Street
Vancouver, British Columbia, Canada, V6C 1N5
(604) 688-7377
Fax (604) 688-7307
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mr. Paul Saxton, President
Suite 350, 885 Dunsmuir Street
Vancouver, British Columbia, Canada, V6C 1N5
(604) 688-7377
Fax (604) 688-7307
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:
Michael H. Taylor, Esq.
LANG MICHENER LLP
1500 Royal Centre, 1055 West Georgia Street
Vancouver, British Columbia V6E 4N7
Tel: 604-689-9111
Fax: 604-685-7084

Approximate date of commencement of proposed sale to the public: From time to time after this
Registration Statement is declared effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule
415 under the Securities Act of 1933. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Securities	Aggregate Offering	Registration
to be Registered	Price(1)	Fee

Units, each consisting of
one share of Common
Stock, $0.01 par value,
and one half of one
Class A Warrant and on
Class B Warrant	$1,000,000	$107

Shares of Common
Stock included as part
of the Units(2)

Class A Warrants
included as part of the
Units(2)(3)	$500,000	$53.50

Shares of Common
Stock underlying the
Class A Warrants
included in the Units (2)(3)

Class B Warrants
included as part of the
Units(2)(3)	$1,000,000	$107

Shares of Common
Stock underlying the
Class B Warrants
included in the Units (2)(3)

Total	$2,500,000	$267.50

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Public offering of Units, each Unit consisting of one share of Common Stock, $0.001 par value, one half of one Class A Warrant and one Class B Warrant.
(3)	Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued as a result of the anti-dilution provisions contained in the warrants or options.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

(Subject to Completion) Dated December 20, 2005

PRELIMINARY PROSPECTUS

LINCOLN GOLD CORPORATION
a Nevada Corporation

[     ] UNITS

We are offering up to [     ] units at a price of [     ] per unit (the “Offering”). Each unit (each a “Unit and together the “Units”) will consist of:

(a)	one share of our common stock (each a “Share” and together the “Shares”);

(b)

one half of one non-transferable Class A Warrant, each whole Class A Warrant is exercisable to acquire one share of common stock at a price of [     ] per share until 5:00 p.m. (New York time) on the date that is one year from the date of issuance (each a “Class A Warrant and together the “Class A Warrants”); and

(c)

one non-transferable Class B Warrant, each whole Class B Warrant is exercisable to acquire one share of common stock at a price of [     ] per share until 5:00 p.m. (New York time) on the date that is four years from the date of issuance (each a “Class B Warrant and together the “Class B Warrants”).

Our directors and officers will be selling the shares of our common stock that we are offering. We do not presently have any agreement with any underwriter. We are offering the Units on a self-underwritten basis without any minimum or maximum purchase requirements. There are no arrangements to place the funds received from sales of the Units in an escrow, trust or similar arrangement.

	Price to Public	Net Proceeds to Company(1)(2)
Per Unit	[ ]	[ ]
Total Offering(2)(4)	$1,000,000	$1,000,000

(1)	There is no minimum amount of Units to be sold or proceeds to be raised in the Offering.
(2)	Assumes that all Units offered in the Offering are sold.

Our common shares are presently traded on the NASD Over the Counter Bulletin Board under the symbol LGCP. The closing price of our common shares on December 15, 2005 was $0.21 per share. Our common shares are not listed on any national securities exchange or the Nasdaq Stock Market.

Our principal offices are located at Suite 350, 885 Dunsmuir Street, Vancouver, British Columbia, Canada V6C 1N5. Our telephone number is 604-688-7377.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE SECTION OF THIS PROSPECTUS ENTITLED “RISK FACTORS” ON PAGES 11 THROUGH 15 BEFORE BUYING ANY OF OUR UNITS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS

PAGE

SUMMARY	7

RISK FACTORS	11

Risks Related To Our Operating Results	11

If we do not obtain additional financing, our business plan will fail	11
If we are unable to maintain our interests in our Nevada mineral claims, then we will lose our interests in these mineral claims	11
Because we have only recently commenced preliminary exploration of our Nevada mineral claims, we face a high risk of business failure and this could result in a total loss of your investment.	11
Because we do not have any revenues, we expect to incur operating losses for the foreseeable future.	11
We have yet to attain profitable operations and because we will need additional financing to fund our exploration activities, our accountants believe there is substantial doubt about the company’s ability to continue as a going concern	12
If our costs of exploration are greater than anticipated, then we will not be able to complete our planned exploration programs for our mineral claims without additional financing, of which there is no assurance that we would be able to obtain.	12
Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found and our business will fail	12
Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business	12
If we discover commercial reserves of precious metals on any of our mineral properties, we can provide no assurance that we will be able to successfully advance the mineral claims into commercial production.	12
Because access to our mineral claims is often restricted by inclement weather, we may be delayed in our exploration and any future mining efforts	13
As we undertake exploration of our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program	13
If we do not find a joint venture partner for the continued exploration of our mineral claims, we may not be able to advance the exploration work	13

Risks Relating To Our Common Stock	13

If we do not maintain an effective registration statement covering the warrants offered in our units, or comply with applicable state securities laws, you may not be able to exercise the warrants or you may be restricted from selling the underlying common stock	13

In order for you to exercise the Class A Warrants and the Class B Warrants, the shares of common stock underlying them must be covered by an effective registration statement filed with the United States Securities and Exchange Commission unless an exemption from such requirements is otherwise available. If the issuance of shares is not exempt under state securities laws, the shares must be properly registered with state securities regulators. At present, we plan to maintain an effective registration statement when the Class A Warrants and the Class B Warrants are exercised. However, we cannot provide any assurance that state exemptions will be available, the state authorities will permit us to register the underlying shares, or that an effective registration statement will be in place at all relevant times. These factors may limit your ability to exercise the Class A Warrants and Class B Warrants unless an applicable registration exemption is available. Even if such an exemption is available, the underlying shares of common stock may be subject to regulatory resale restrictions that would effectively limit your ability to sell the shares. The Class A Warrants and the Class B Warrants are non-transferable

13
Purchasers of shares of common stock offered in this offering will suffer an immediate dilution due to this offering	13

Purchasers of the shares of common stock offered hereby will incur an immediate and substantial dilution in the net tangible book value per share of the shares of common stock from the initial public offering price. “Dilution” per share to new investors in this offering represents the difference between the amount per share paid by new investors for a share of our common stock and the as-adjusted, net tangible book value per common share immediately following our offering. Set forth under the heading “Dilution” in this prospectus, we have provided information to new investors, assuming the successful sale of our units assuming the sale of the maximum number of units. In these calculations, we have counted one share per unit but have not included any of the warrants included in the units. After giving effect to the sale of [     ] units, assuming we sold the maximum number of units offered at an offering price of [     ] per unit, the as adjusted, net tangible book value of our common stock would have been [     ] or [     ] per share at September 30, 2005. Although these

calculations show an immediate increase in the pro forma net tangible book value per common share of [ ], they also disclose the immediate dilution per common share purchased by new investors of [ ]. See “Dilution” below	13
Future sales of our common stock may depress our stock price thereby decreasing the value of your investment	14

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock. There will be an aggregate of [     ] shares of common stock outstanding immediately after this offering if the maximum amount is raised, assuming we sold the maximum number of units offered. All of the shares of common stock sold in the offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as defined in Rule 144 of the Securities Act

14
Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and the NADSD’s sales practice requirements, which may limit a stockholder's ability to buy and sell our stock	14
In the event that your investment in our shares is for the purpose of deriving dividend income or in expectation of an increase in market price of our shares from the declaration and payment of dividends, your investment will be compromised because we do not intend to pay dividends	14

FORWARD-LOOKING STATEMENTS	15

DESCRIPTION OF SECURITIES	15

DETERMINATION OF OFFERING PRICE	16

USE OF PROCEEDS	17

DILUTION	19

PLAN OF DISTRIBUTION	20

LEGAL PROCEEDINGS	21

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	21

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	23

LEGAL MATTERS	25

EXPERTS	25

INTERESTS OF NAMED EXPERTS AND COUNSEL	25

WHERE YOU CAN FIND MORE INFORMATION	25

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	26

ORGANIZATION WITHIN LAST FIVE YEARS	26

DESCRIPTION OF BUSINESS	26

DESCRIPTION OF PROPERTIES	32

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS	49

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	52

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	54

EXECUTIVE COMPENSATION	56

FINANCIAL STATEMENTS	59

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	60

SUMMARY

As used in this prospectus, unless the context otherwise requires, “we”, “us”, “our” or “Lincoln Gold” refers to Lincoln Gold Corporation. The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common shares. All dollar amounts refer to US dollars unless otherwise indicated.

Our Business

We are engaged in the acquisition and exploration of mineral properties in the State of Nevada and in Mexico. We hold interests in five groups of mineral properties, with four properties located in Nevada and one property located in Mexico, as described below:

Name of Property	Location
Buffalo Valley Property	Humboldt, Lander & Pershing Counties, Nevada
Hannah Property	Churchill County, Nevada
JDS Property	Eureka County, Nevada
Jenny Hill Property	Mineral & NYE Counties, Nevada
La Bufa Property	Mexico

Our plan of operations is to carry out exploration of our mineral properties. Our specific exploration plan for each of our mineral properties, together with information regarding the location and access, history of operations, present condition and geology of each of our properties, is presented in this prospectus under the heading “Description of Properties.” All of our exploration programs are preliminary in nature in that their completion will not result in a determination that any of our properties contains commercially exploitable quantities of mineralization.

We are an exploration stage company. All of our projects are at the exploration stage and there is no assurance that any of our mining claims contain a commercially viable ore body. We plan to undertake further exploration of our properties. We anticipate that we will require additional financing in order to pursue full exploration of these claims. We do not have sufficient financing to undertake full exploration of our mineral claims at present and there is no assurance that we will be able to obtain the necessary financing.

There is no assurance that a commercially viable mineral deposit exists on any of our mineral properties. Further exploration beyond the scope of our planned exploration activities will be required before a final evaluation as to the economic and legal feasibility of mining of any of our properties is determined. There is no assurance that further exploration will result in a final evaluation that a commercially viable mineral deposit exists on any of our mineral properties.

We have no revenues, have achieved losses since inception, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations. We will not generate revenues even if our exploration program indicates that a mineral deposit may exist on our mineral claims. Accordingly, we will dependent on future additional financing in order to maintain our operations and continue our exploration activities.

We were incorporated under the laws of the State of Nevada on February 17, 1999. Our principal offices are located are located at Suite 350, 885 Dunsmuir Street, Vancouver, British Columbia, Canada V6C 1N5. Our telephone number is 604-688-7377.

The Offering

The Issuer:	Lincoln Gold Corporation
Securities Offered:
Up to [     ] Units consisting of:

• one share of common stock,

• one-half of one non-transferable Class A Warrant and

• one non-transferable Class B Warrant.

Each whole Class A Warrant is exercisable to acquire one share of common stock at [     ] per share and will expire on the date that is one year from the date of issuance.

Each whole Class B Warrant is exercisable to acquire one share of common stock at [     ] per share and will expire on the date that is four years from the date of issuance.

Each of the Class A Warrants and the Class B Warrants will be subject to accelerated exercise provisions, as described below under “Description of Securities”.

Offering Price:	[ ] per Unit
Common Stock Outstanding as of December 15, 2005	41,865,000 shares of common stock
Number of Units Offered	Up to [ ] Units
Number of Shares of Common Stock Outstanding After Offering, assuming no Class A or Class B Warrants have been exercised	[ ] Shares
Number of Class A Warrants Outstanding After Offering, if all Units are sold	[ ] Class A Warrants
Number of Class B Warrants Outstanding After Offering, if all Units are sold	[ ] Class B Warrants
Number of Shares of Common Stock Outstanding Assuming Exercise of all of the Class A Warrants and Class B Warrants	[ ] Shares
Use of Proceeds	We expect to use the net proceeds from this offering to fund the exploration of our mineral properties and for general corporate purposes. See “Use of Proceeds.”
Dividend Policy	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends.
Market for Our Common Stock:	Our common stock is presently traded on the NASD Over the Counter Bulletin Board under the symbol “LGCP”.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common shares.

Summary of Financial Data

The following consolidated financial data has been derived from and should be read in conjunction with our audited financial statements for the year ended December 31, 2004 and for the periods from inception (September 25, 2003) to December 31, 2004 and 2003 and our unaudited financial statements for the nine months ended September 30, 2005, together with the notes to our financial statements and the section of this prospectus entitled "Management's Discussion and Analysis and Plan of Operation":

Balance Sheets

	September 30, 2005	December 31, 2004	December 31, 2003
	(Unaudited)	(Audited)	(Audited)

Cash	$238,613	$127,785	$15,405

Total Assets	$255,242	$127,785	$15,405

Total Liabilities	$151,933	$371,744	$15,374

Total Stockholders’ Equity	$103,109	($243,959)	$31

(Deficit)

Statements of Operations

			From
			inception	From inception
	Nine months		(September	(September 25,
	Ended	Year Ended	25, 2003) to	2003) to
	September 30,	December	December 31,	September 30,
	2005	31, 2004	2003	2005

	(Unaudited)	(Audited)	(Audited)	(Unaudited)

Revenue	$ -	$ -	$ -	$ -

Expenses	($1,188,975)	($1,691,351)	($16,319)	($2,873,960)

Net Loss for the Period	($1,202,022)	($1,691,351)	($16,319)	($2,909,692)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Operating Results

If we do not obtain additional financing, our business plan will fail.

As of September 30, 2005, we had cash on hand of $238,613 and working capital of $95,259. Our business plan calls for us to spend approximately $1,500,000 in connection with the exploration of our mineral claims during the next twelve months, the maintenance of our interests in our mineral claims and our general and administrative expenses during the next twelve months. Based on our cash and working capital position, we will require additional financing in the approximate amount of $1,400,000 in order to complete our plan of operations for the next twelve months. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including the market price of gold. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

If we are unable to maintain our interests in our Nevada mineral claims, then we will lose our interests in these mineral claims.

We are required to make substantial payments in order to maintain our interests in certain of our Nevada mineral claims. Over the next twelve months, we must make payments totalling $65,000 in lease and option payments in order to maintain our interests in our Buffalo Valley, Hanna, Lincoln Flat and Jenny Hill mineral properties. Our inability to make these payments due to a lack of financing or our determination not to make these payments will result in our losing our interests in these claims. If we are not able to maintain our interests in our mineral claims, then we will not be able to carry out our plan of operations.

Because we have only recently commenced preliminary exploration of our Nevada mineral claims, we face a high risk of business failure and this could result in a total loss of your investment.

We have not begun the initial stages of exploration of our mineral claims, and thus have no way to evaluate the likelihood whether we will be able to operate our business successfully. To date, we have been involved primarily in organizational activities, acquiring interests in mineral claims and in conducting preliminary exploration of mineral claims. We have not earned any revenues and have not achieved profitability as of the date of this prospectus. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. We have no history upon which to base any assumption as to the likelihood that our business will prove successful, and we can provide no assurance to investors that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will likely fail and you will lose your entire investment in this offering.

Because we do not have any revenues, we expect to incur operating losses for the foreseeable future.

We have never earned revenues and we have never been profitable. Prior to completing exploration on the mineral property, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. If we are unable to generate financing to continue the exploration of our mineral claims, we will fail and you will lose your entire investment in this offering.

We have yet to attain profitable operations and because we will need additional financing to fund our exploration activities, our accountants believe there is substantial doubt about the company’s ability to continue as a going concern

We have incurred a net loss of $2,909,692 for the period from September 25, 2003 (inception) to September 30, 2005, and have no revenues to date. Our ability to continue the exploration of our mineral claims is dependent upon our ability to obtain financing. These factors raise substantial doubt that we will be able to continue as a going concern.

Our financial statements included with this prospectus have been prepared assuming that we will continue as a going concern. Our auditors have made reference to the substantial doubt as to our ability to continue as a going concern in their audit report on our audited financial statements for the year ended December 31, 2004. If we are not able to achieve revenues, then we may not be able to continue as a going concern and our financial condition and business prospects will be adversely affected.

If our costs of exploration are greater than anticipated, then we will not be able to complete our planned exploration programs for our mineral claims without additional financing, of which there is no assurance that we would be able to obtain.

We are proceeding with the initial stages of exploration on our mineral claims. We have prepared budgets for our exploration programs. However, there is no assurance that our actual costs will not exceed the budgeted costs. Factors that could cause actual costs to exceed budgeted costs include increased prices due to competition for personnel and supplies during the Nevada summer exploration season, unanticipated problems in completing the exploration programs and delays experienced in completing the exploration program. Increases in exploration costs could result in us not being able to carry out our exploration programs without additional financing. There is no assurance that we would be able to obtain additional financing in this event.

Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found and our business will fail.

We are in the initial stages of exploration of our mineral claims, and thus have no way to evaluate the likelihood that we will be successful in establishing commercially exploitable reserves of gold or other valuable minerals on our mineral claims. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The search for valuable minerals as a business is extremely risky. We may not find commercially exploitable reserves of gold or copper in any of our mineral claims. Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by us on our exploration programs may not result in the discovery of commercial quantities of ore. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. In the course of carrying out exploration of our mineral claims, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. We currently have no such insurance nor do we expect to get such insurance for the foreseeable future. If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all of our assets, resulting in the loss of your entire investment in this offering.

If we discover commercial reserves of precious metals on any of our mineral properties, we can provide no assurance that we will be able to successfully advance the mineral claims into commercial production.

Our mineral properties do not contain any known bodies of ore. If our exploration programs are successful in establishing ore of commercial tonnage and grade on any of our mineral claims, we will require additional funds in order to advance the mineral claims into commercial production. In such an event, we may be unable to obtain any such funds, or to obtain such funds on terms that we consider economically feasible, and you may lose your entire investment in this offering.

Because access to our mineral claims is often restricted by inclement weather, we may be delayed in our exploration and any future mining efforts.

Access to certain of our mineral claims may be restricted to the period between April and November of each year due to snow and storms in the area. Inclement weather may result in significant delays in exploration efforts and may increase the costs of exploration, with the result that we may not be able to complete our exploration programs within the anticipated time frames or within our anticipated budgets.

As we undertake exploration of our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program.

There are several governmental regulations that materially restrict the exploration of minerals. We will be subject to the mining laws and regulations as contained in the Nevada Statutes and Nevada Administrative Code as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our time and costs of doing business and prevent us from carrying out our exploration program.

If we do not find a joint venture partner for the continued exploration of our mineral claims, we may not be able to advance the exploration work.

We may try to enter into joint venture agreements with potential partners for the further exploration and possible production of our mineral claims, particularly where we believe drilling of a mineral claim is warranted. We would face competition from other junior mineral resource exploration companies if we attempt to enter into a joint venture agreement with a partner. The possible partner could have a limited ability to enter into joint venture agreements with junior exploration programs and will seek the junior exploration companies who have the properties that they deem to be the most attractive in terms of potential return and investment cost. In addition, if we entered into a joint venture agreement, we would likely assign a percentage of our interest in the mineral claims to the joint venture partner. If we are unable to enter into a joint venture agreement with a partner, we may not be able to complete certain exploration work on certain of our properties, including planned drilling.

Risks Relating To Our Common Stock

If we do not maintain an effective registration statement covering the warrants offered in our units, or comply with applicable state securities laws, you may not be able to exercise the warrants or you may be restricted from selling the underlying common stock.

In order for you to exercise the Class A Warrants and the Class B Warrants, the shares of common stock underlying them must be covered by an effective registration statement filed with the United States Securities and Exchange Commission unless an exemption from such requirements is otherwise available. If the issuance of shares is not exempt under state securities laws, the shares must be properly registered with state securities regulators. At present, we plan to maintain an effective registration statement when the Class A Warrants and the Class B Warrants are exercised. However, we cannot provide any assurance that state exemptions will be available, the state authorities will permit us to register the underlying shares, or that an effective registration statement will be in place at all relevant times. These factors may limit your ability to exercise the Class A Warrants and Class B Warrants unless an applicable registration exemption is available. Even if such an exemption is available, the underlying shares of common stock may be subject to regulatory resale restrictions that would effectively limit your ability to sell the shares. The Class A Warrants and the Class B Warrants are non-transferable.

Purchasers of shares of common stock offered in this offering will suffer an immediate dilution due to this offering.

Purchasers of the shares of common stock offered hereby will incur an immediate and substantial dilution in the net tangible book value per share of the shares of common stock from the initial public offering price. “Dilution” per share to new investors in this offering represents the difference between the amount per share paid by new investors for a share of our common stock and the as-adjusted, net tangible book value per common share immediately following our offering. Set forth under the heading “Dilution” in this prospectus, we have provided information to new investors, assuming the successful sale of our units assuming the sale of the maximum number of units. In these calculations, we have counted one share per unit but have not included any of the warrants included in the units. After giving effect to the sale of [     ] units, assuming we sold the maximum number of units offered at an offering price of [     ] per unit, the as adjusted, net tangible book value of our common stock would have been [     ] or [     ] per share at September 30, 2005. Although these calculations show an

immediate increase in the pro forma net tangible book value per common share of [     ], they also disclose the immediate dilution per common share purchased by new investors of [     ]. See “Dilution” below.

Future sales of our common stock may depress our stock price thereby decreasing the value of your investment.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock. There will be an aggregate of [     ] shares of common stock outstanding immediately after this offering if the maximum amount is raised, assuming we sold the maximum number of units offered. All of the shares of common stock sold in the offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as defined in Rule 144 of the Securities Act.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and the NADSD’s sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

In addition to the "penny stock" rules promulgated by the Securities and Exchange Commission, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

In the event that your investment in our shares is for the purpose of deriving dividend income or in expectation of an increase in market price of our shares from the declaration and payment of dividends, your investment will be compromised because we do not intend to pay dividends.

We have never paid a dividend to our shareholders, and we intend to retain our cash for the continued development of our business. We do not intend to pay cash dividends on our common stock in the foreseeable future. As a result, your return on investment will be solely determined by your ability to sell your shares in a secondary market.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve risks and uncertainties regarding the market price of gold and copper, availability of funds, government regulations, operating costs, exploration costs, outcomes of exploration programs and other factors. Forward-looking statements are made, without limitation, in relation to operating plans, property exploration and development, availability of funds, environmental reclamation, operating costs and permit acquisition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential" or "continue", the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined in this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding our business plans, our actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. We do not intend to update any of the forward-looking statements to conform these statements to actual results, except as required by applicable law, including the securities laws of the United States.

The safe harbour for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

DESCRIPTION OF SECURITIES

We are offering up to [     ] units at a price of [     ] per unit (the “Offering”). Each unit (each a “Unit and together the “Units”) will consist of:

(a)	one share of our common stock (each a “Share” and together the “Shares”);

(b)

one half of one non-transferable Class A Warrant, each whole Class A Warrant is exercisable to acquire one share of common stock at a price of [     ] per share until 5:00 p.m. (New York time) on the date that is one year from the date of issuance (each a “Class A Warrant and together the “Class A Warrants”); and

(c)

one non-transferable Class B Warrant, each whole Class B Warrant is exercisable to acquire one share of common stock at a price of [     ] per share until 5:00 p.m. (New York time) on the date that is four years from the date of issuance (each a “Class B Warrant and together the “Class B Warrants”).

Each of the Class A Warrants and the Class B Warrants will be subject to an accelerated exercise period. If the closing price of our common stock is above [     ] per share for twenty consecutive trading days, then the expiry date for our Class A Warrants will be accelerated to the date that is thirty calendar days from the date that is the twentieth consecutive trading day above the price threshold. If the closing price of our common stock is above [     ] per share for twenty consecutive trading days, then the expiry date for the Class B Warrants will be accelerated to the date that is thirty calendar days from the date that is the twentieth consecutive trading day above the price threshold. Any warrants not exercised within the accelerated exercise period will expire.

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share. As of December 15, 2005, there were 41,865,000 shares of our common stock issued and outstanding held by 89 shareholders of record.

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or as provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor. See “Dividend Policy.”

The holders of shares of our common stock will be entitled to receive pro rata all of our assets available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

DETERMINATION OF OFFERING PRICE

The offering price of [     ] per Unit has been determined arbitrarily based on the trading price of our common stock on the NASD Bulletin Board. The offering price does not have any relationship to any established criteria of value, such as book value or earning per share. Additionally, because we have no significant operating history and have not generated any revenues to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently traded on the NASD Bulletin Board.

USE OF PROCEEDS

We anticipate that the gross proceeds of the Offering will be $1,000,000 if the maximum number of Units offered hereby are sold. We propose to use the proceeds from this Offering for the following business purposes and in the following order of priority:

DESCRIPTION OF USE OF PROCEEDS	ESTIMATED USE OF PROCEEDS
1. Exploration of the Buffalo Valley Property, Nevada	$5,000
2. Exploration of the Hannah Property, Nevada	$97,000
3. Exploration of the JDS Property, Nevada	$133,000
4. Exploration of the Jenny Hill Property, Nevada	$330,000
5. Reclamation of the Lincoln Flat Property, Nevada	$15,000
6. Exploration of the La Bufa Property, Mexico	$370,000
Net Proceeds of the Offering:	$950,000
Expenses of the Offering (1)	$50,000
Gross Proceeds of the Offering:	$1,000,000

(1)	We anticipate expenses associated with the Offering, including legal, accounting and stock transfer agent expenses, will be approximately $50,000.

If we sell less than all of the Units, then we have less funds available to fund our business operations. Our planned use of proceeds if we sell less than all of the Units is set forth below if 25%, 50%, 75% and 100% of the Units offering being sold:

Percentage of the Offering Completed:	If 25% of the Shares are Sold	If 50% of the Shares are Sold	If 75% of the Shares are Sold	If 100% of the Shares are Sold
1. Buffalo Valley Property, Nevada	$5,000	$5,000	$5,000	$5,000
2. Hannah Property, Nevada	$8,000	$97,000	$97,000	$97,000
3. JDS Property, Nevada	$9,000	$90,000	$90,000	$133,000
4. Jenny Hill Property, Nevada	$52,000	$120,000	$241,000	$330,000
5. Lincoln Flat Property, Nevada	$15,000	$15,000	$15,000	$15,000
6. La Bufa Property, Mexico	$101,000	$123,000	$252,000	$370,000
Net Proceeds of the Offering:	$200,000	$450,000	$700,000	$950,000
Expenses of the Offering:	$50,000	$50,000	$50,000	$50,000
Gross Proceeds of the Offering:	$250,000	$500,000	$750,000	$1,000,000

We may apply the proceeds of this Offering to the categories of expenses listed above in a manner that is different from the break-down of expenditures provided above. Factors that may cause us to re-allocate the proceeds of the Offering within these categories of expenditures are listed in the Use of Proceeds section include the following:

1.	Our exploration expenses may be greater than anticipated;

2.

We may determine to change our planned exploration programs on our mineral properties based on the results of our exploration activities, which may increase or decrease exploration expenses on any particular property;

3.	Our general and administrative costs being greater than anticipated; and

4.	The costs of this Offering being greater than anticipated.

The actual expenditures of the proceeds of the Offering within the categories of expenditures that we have provided will vary according to the expenditures deemed by us and our board of directors to be in the best interests of advancing the our business, based on the considerations described above and the amount of funds available to us. The actual expenditures will also vary from the estimated use of proceeds if less than all of the offered Units are sold.

Investors are referred to the description of our “Plan of Operations” under the section of this Prospectus entitled “Description of Business” for a more complete description of our capital requirements. See “Risk Factors”.

DILUTION

Investors who purchase the Units will suffer dilution as the offering price of the shares will exceed the per share net tangible book value of our common stock upon completion of the Offering. Our net tangible book value is the amount that results from subtracting our total liabilities and intangible assets from our total assets. The per share net tangible book value of our common stock is our net tangible book value divided by the number of shares of our common stock outstanding. Dilution that will be suffered by investors who purchase the Units is the difference between the offering price of the Shares comprising a part of the Units and the per share net tangible book value of our common stock upon completion of the Offering after giving effect to the receipt of the proceeds of the Offering. Dilution arises mainly as a result of our arbitrary determination of the offering price of the Units being offered. Dilution of the value of the Units purchased is also a result of the lower net tangible book value of the shares held by our existing stockholders.

Our net tangible book value prior to the Offering is stated below, with per share net tangible book value and the number of our shares of common stock outstanding. This information is presented based on our balance sheet as of September 30, 2005, being the date of our most recent balance sheet included with this Prospectus:

Net Tangible Book Value:                                            $103,309
Per Share Net Tangible Book Value:                          $0.0025 per share
Total Number of Shares Outstanding:                       41,865,000 shares

If we sell all Units offered at the offering price, our pro forma net tangible book value will be increased by [     ] to approximately [     ], being the proceeds of the Offering without deduction of expenses. See Use of Proceeds. Our net tangible book value after giving effect to the Offering if all Units are sold is stated below, with per share net tangible book value and the number of our shares of common stock outstanding. This information is presented on a pro forma basis based on our balance sheet as of September 30, 2005 after giving effect to our receipt of the net proceeds of the Offering and assumes no exercise of the Series A or Series B Warrants:

Pro Forma Net Tangible Book Value:                                                     [     ]
Pro Forma Per Share Net Tangible Book Value:                                   [     ] per share
Pro Forma Total Number of Shares Outstanding:                               [     ] shares

As the pro forma per share net tangible book value is greater than the offering price, investors will suffer immediate dilution of approximately [     ] per share, or approximately [     ], if all Units are sold.

If less than the maximum number of Shares is sold, dilution to participating investors will be higher. Dilution to participating investors will increase as the number of Shares sold is reduced. The dilution to investors is illustrated below based on 25%, 50%, 75% and 100% of the Shares offered being sold.

Percentage of the Offering Completed:	If 25% of the Shares are Sold	If 50% of the Shares are Sold	If 75% of the Shares are Sold	If 100% of the Shares are Sold
Pro Forma Net Tangible Book Value:	[ ]	[ ]	[ ]	[ ]
Pro Forma Per Share Net Tangible Book Value:	[ ] per share	[ ] per share	[ ] per share	[ ] per share
Pro Forma Total Number of Shares Outstanding:	[ ] shares	[ ] shares	[ ] shares	[ ] shares
Per Share Dilution to New Investors:	[ ] per share	[ ] per share	[ ] per share	[ ] per share
Percentage Dilution to New Investors:	[ ]%	[ ]%	[ ]%	[ ]%

PLAN OF DISTRIBUTION

The Offering

We are offering up to [     ] Units, as described above under “Description of Securities”.

Self-Underwritten Offering

Our officers and directors named below will be selling the common stock offered by us through this Prospectus:

Name of Officer/ Director	Position
Paul Saxton	Director, President, Chief Executive Officer and Chief Financial Officer
Andrew Milligan	Director
Jeffrey L. Wilson	Vice-President - Exploration

Our executive officers and directors will seek to sell our common stock in this Offering by contacting persons with whom they have a prior relationship and whom they believe will have an interest in the offering. These persons will be contacted through various methods, including mail, telephone and other means.

We will not be employing the services of an underwriter or placement agent in connection with this Offering. The common stock will be offered on a "best efforts" basis by our executive officers and directors without the payment of any commissions or other remuneration. In addition, we will not be paying any commissions or fees, directly or indirectly, to finder or dealer in connection with the solicitation of purchasers of our common stock being offered. We are therefore offering the shares on a self-underwritten basis.

We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934 which sets forth conditions under which a person associated with an issuer of securities may participate in the offering and not be deemed a broker-dealer. These conditions are as follows:

(a)	The person is not subject to a statutory disqualification, as that terms is defined in Section 3(a)(39) of the Securities Exchange Act of 1934, at the of his participation;

(b)	The person is not compensated in connection with their participation by payment of commissions or other remuneration based either directly or indirectly on transactions in our common stock;

(c)	The person is not, at the time of his participation, an associated person of a broker-dealer; and

(d)

The person primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and has not been an associated person of a broker -dealer within the preceding twelve months and does not participate in offering and selling securities for any issue more than once every twelve months other than in reliance on Section 3(a)4-1.

Our executive officers and our directors satisfy all of the foregoing conditions of Rule 3(a)4-1.

No Minimum Number of Shares to be Sold

There is no minimum number of Units required to be sold in this Offering. There will be no arrangements for the return of funds to subscribers if all of the Units are not sold.

Term of the Offering

The Offering will be conducted on a continuous basis until all shares being offered are subscribed for or until the offering is terminated by us, or until March 31, 2006, whichever first occurs. We reserve the right to terminate this Offering at any time or to extend this Offering for an additional ninety (90) day period at our option without notice.

Investment Procedure

In order to subscribe for Units, an investor must complete and execute the form of subscription agreement attached to this Prospectus and deliver the executed subscription agreement to us together with payment of the purchase price for the Units payable to “Lincoln Gold Corporation” by cashier’s or certified check.

We may reject or accept any subscription in whole or in part at our discretion. We may close the Offering or any portion of the Offering, without notice to subscribers. We may immediately use the proceeds obtained from the Offering for the uses set forth in the Use of Proceeds section of this prospectus, as described above.

Upon our acceptance of a subscription agreement, we will deliver to each subscriber a copy of the fully executed agreement evidencing the number of shares subscribed for. If we do not accept any subscription or any portion of a subscription, the amount of the subscription not accepted will be returned by us to the subscriber. We will deliver a share certificate representing the Units purchased within a reasonable period following the acceptance of any subscription.

There is no minimum investment or minimum number of shares of common stock that must be sold under this Offering. Accordingly, we may accept any subscription from a subscriber notwithstanding that the total number of Units offered has been sold.

LEGAL PROCEEDINGS

We currently are not party to any material legal proceedings and, to our knowledge, no such proceedings are threatened or contemplated.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our current executive officers and directors are:

Name	Age	Position

Andrew F. B. Milligan (1)	82	Director and Chairman of the Board

Paul F. Saxton (1)	58	Director, President, Chief Executive Officer, Chief Financial Officer and Chief Operating Officer

James Chapman	51	Director

James Currie	54	Director

Steven Chi (1)	66	Director

Jeffrey L. Wilson	56	Vice-President - Exploration

(1)       Member of our Audit Committee.

Set forth below is a brief description of the background and business experience of each of our executive officers and directors for the past five years:

Paul F. Saxton, President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Director

Mr. Saxton was appointed as a director of the Company on March 26, 2004. Our board of directors also appointed Mr. Saxton as our chief executive officer and our chief financial officer as of March 26, 2004. Paul Saxton is a mining engineer who also holds an MBA from the University of Western Ontario. He has been active in the mining industry since 1969, holding various positions including mining engineer, mine superintendent, President and CEO of numerous Canadian mining companies. Following 10 years with Cominco, Paul became Vice President and

President of Mascot Gold Mines Ltd., initially working on the design and construction of the Nickel Plate mine in BC. Subsequently Paul became a Vice-President of Corona Corporation where he was responsible for western operations and exploration for the company and was instrumental in the re-opening of the Nickel Plate. In 1989, Paul was appointed Senior Vice President of Viceroy Resource Corporation where he was responsible for obtaining financing and the construction and operations of the Castle Mountain mine in California. As President of Loki Gold Corporation and Baja Gold Inc, Paul was responsible for bringing the Brewery Creek Gold mine into production. Following his departure from Viceroy in 1998, Paul became President of Standard Mining Corp., organizing the company and supervising its exploration activities until 2001, when Standard Mining Corp. was merged with Doublestar Resources Ltd.

Andrew F. B. Milligan, Chairman and Director

Mr. Andrew Milligan was appointed as one of our directors on March 26, 2004. Our board of directors also appointed Mr. Milligan as our chairman as of March 26, 2004. Mr. Milligan is a business executive who has concentrated on mining ventures over the past 25 years. From 1984 to 1986 he was President and Chief Executive Officer of Glamis Gold Ltd. In November 1986 he was appointed President and Chief Executive Officer of Cornucopia Resources Ltd. In 1998 and 1999 Cornucopia disposed of its gold mining interests and subsequently merged with three other companies to form Quest Investment Corporation. Mr. Milligan was a director of Quest until June, 2003. He is currently a director of several mining companies trading on both the American Stock Exchange and the TSX Venture Exchange.

James Chapman, Director

Mr. Chapman was appointed as one of our directors on April 12, 2004. Mr. Chapman graduated from the University of British Columbia in 1976 with a B.Sc. Geology degree and has focused on mineral exploration primarily for junior mining companies and consulting groups. This experience has incorporated all aspects of the industry from property evaluation, project generation through implementation and report preparation for owners, clients and regulatory authorities. Since 1982 he has operated as an independent consulting geologist on projects including precious and base metals, uranium, diamonds and phosphate, from reconnaissance level projects to deposit definition drill programs. He is a “Qualified Person” under Canadian regulations, as defined by National Instrument Policy 43.101.

James A. Currie, Director

Mr. Currie was appointed as one of our directors on April 12, 2004. Mr. Currie is the President of Luzon Minerals Ltd. and is a mining engineer with more than 24 years experience in the industry, having worked in operations and development in Canada, the United States and S.E. Asia. Early in his career he worked for such major companies as Placer-Dome, Noranda and Fording Coal. In recent years, he has worked as a senior executive for a number of junior exploration and development companies including: Queenstake Resources Ltd., Galactic Resources Ltd. Cornucopia Resources Ltd., and most recently, Ivanhoe Mines Ltd., where he was responsible for Ivanhoe’s activities in Myanmar and was a member of the Board of Directors of Myanmar Ivanhoe Copper Company Ltd. Mr. Currie is also Vice-President of Behre Dolbear and Company Ltd., the Canadian arm of Behre Dolbear and Company Inc., an international minerals consultancy based out of Denver, Colorado. In his capacity with Behre Dolbear, Mr. Currie has acted as Project Manager and as a “Qualified Person” on a number of reports submitted to the TSE and TSX Venture exchanges.

Steven Chi, Director

Mr. Chi was appointed as a director of the Company on August 20, 2004. Mr. Chi is a professional mining engineer with a career as an executive of the international mining and construction giant, Washington Group International (formerly Morrison Knudsen Company). He has traveled and worked worldwide, including the Americas, Asia and Europe. Mr. Chi currently serves on the board of administrators for a large lignite mine and power plant complex in Leipzig, Germany. Mr. Chi has extensive experience in all aspects of mining and development including gold and precious metals mining and previously served on the board of NASDAQ-listed MK Gold Company.

SIGNIFICANT EMPLOYEES OR CONSULTANTS

Jeffrey L. Wilson, Vice-President - Exploration

Mr. Wilson has been appointed as our Vice President - Exploration on May 25, 2004. Mr. Wilson has twenty-seven years of professional exploration experience in the United States, Mexico and Central America with emphasis on gold. He served as Director of Exploration for Echo Bay Exploration Inc. for eleven years, first in western U.S. and later in Mexico and Central America. He earlier served as Exploration Manager, Western U.S., with Tenneco Minerals Company, with most projects in Nevada. Mr. Wilson earned his MSc. in Geology from the University of Southern California.

We also have consulting relationships with other geologists and persons that are included in our projects and properties from time to time.

TERMS OF OFFICE

Our directors are elected to hold office until the next annual meeting of our shareholders and until their respective successors have been elected and qualified. Our executive officers are appointed by our board of directors to hold office until their successors are appointed.

AUDIT COMMITTEE

We have an audit committee of our board of directors comprised of Andrew Milligan, our chairman, Steven Chi and Paul Saxton, our president, chief executive officer and chief financial officer. Mr. Saxton is not independent of our management.

CODE OF ETHICS

We have presently not adopted a code of ethics due to the fact that we are in the early stage of our operations and have only recently acquired our mineral properties. We have received a draft code of ethics prepared by our legal counsel for our review and consideration. Our board of directors is currently reviewing this draft code of ethics and anticipates adopting a code of ethics during the current fiscal year.

FAMILY RELATIONSHIPS

There are no family relationships among our directors or officers.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of our common shares owned beneficially as of December 15, 2005 by: (i) each person (including any group) known to us to own more than five percent (5%) of our common stock, (ii) each of our directors and by each of our executive officers, and (iii) our executive officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percentage of Common Stock(1)
Directors and Officers
Common Stock	Paul F. Saxton, Director, President, Chief Executive Officer and Chief Financial Officer	5,930,000(2)	14.0%
Common Stock	Andrew F.B. Milligan, Director	1,930,000(3)	4.6%
Common Stock	James Chapman, Director	900,000(4)	2.1%
Common Stock	James Currie, Director	950,000(5)	2.2%
Common Stock	Steven Chi, Director	750,000(6)	1.8%
Common Stock	Jeffrey Wilson, Vice President Exploration	1,180,000(7)	2.8%
Common Stock	All Directors and Executive Officers as a Group (6 persons)	11,690,000(8)	26.8%
5% Stockholders
Common Stock	Joe Eberhard Dorfstrasse #15 CH 8903, Birmensdorf Switzerland	3,000,000 shares Direct	7.2%
Common Stock	Michael Baybak (9) Suite 1200 750 West Pender Street Vancouver, B.C.	2,500,000 shares Indirect	6.0%
Common Stock	Sprott Asset Management Inc.(10) Suite 2700, South Tower, Royal Bank Plaza, Toronto, Ontario M5J 2J1 Canada	3,400,000 shares	7.8%

(1)

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on December 15, 2005. As of December 15, 2005, there were 41,865,000 shares issued and outstanding.

(2)	Consists of 5,500,000 shares held by Mr. Saxton and 430,000 shares that can be acquired by Mr. Saxton upon exercise of options to purchase shares held by Mr. Saxton within 60 days of the date hereof.

(3)	Consists of 1,500,000 shares held by Mr. Milligan and 430,000 shares that can be acquired by Mr. Milligan upon exercise of options to purchase shares held by Mr. Milligan within 60 days of the date hereof.

(4)	Consists of 700,000 shares held by Mr. Chapman and 200,000 shares that can be acquired by Mr. Chapman upon exercise of options to purchase shares held by Mr. Chapman within 60 days of the date hereof.

(5)

Consists of 750,000 shares held by Mr. Currie indirectly through Anacortes Management Ltd. and 200,000 shares that can be acquired by Mr. Currie upon exercise of options to purchase shares held by Mr. Currie within 60 days of the date hereof. James Currie beneficially owns a 100% interest in Anacortes Management Ltd.

(6)	Consists of 750,000 shares held by Mr. Chi.

(7)

Consists of 750,000 shares held by Mr. Wilson directly and 430,000 shares that can be acquired by Mr. Wilson upon exercise of options to purchase shares held by Mr. Wilson within 60 days of the date hereof.

(8)

Consists of 10,000,000 shares held by our directors and executive officers and 1,690,000 shares that can be acquired by our directors and executive officers upon exercise of options to purchase shares held by our directors and executive officers within 60 days of the date hereof.

(9)	Windsor Capital Corporation owns directly 2,500,000 shares in the capital of the Company. Michael Baybak beneficially owns a 100% interest in Windsor Capital Corporation.

(10)

Consists of 1,700,000 shares held by Sprott Asset Management Inc. and 1,700,000 shares issuable upon exercise of 1,700,000 share purchase warrants held by Sprott Asset Management Inc. which are exercisable within 60 days hereof.

Changes in Control

We are unaware of any contract, or other arrangement or provision of our Articles or by-laws, the operation of which may at a subsequent date result in a change of control of our company.

LEGAL MATTERS

Lang Michener, Barristers and Solicitors, our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

EXPERTS

The financial statements included in this prospectus and registration statement have been audited by Amisano Hanson, Chartered Accountants, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement. These financial statements are included in reliance upon the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”) and we file annual, quarterly and current reports, proxy statements and other information with the United States Securities and

Exchange Commission. You may read and copy any material that we file with the Securities and Exchange Commission at the public reference room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding issuers that file electronically with the Commission. This prospectus is part of a registration statement on Form SB-2 that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities offered, including certain exhibits. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC's Internet site.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes, our Articles of Incorporation and our Bylaws.

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION WITHIN LAST FIVE YEARS

Incorporation

We were incorporated under the laws of the State of Nevada as Braden Technologies, Inc. on February 17, 1999. We have been engaged in the acquisition and exploration of mineral properties since our inception.

Share Split

We completed a four-for-one split of our common stock effective March 10, 2004. As a result of this stock-split, our authorized capital increased from 25,000,000 shares to 100,000,000 shares of common stock. Concurrent with our stock split, the number of our issued and outstanding shares increased from 2,850,000 shares to 11,400,000 shares.

Acquisition of Lincoln Gold

We completed the acquisition of Lincoln Gold Corp., (“Lincoln Gold”) a Nevada corporation effective March 26, 2004. This acquisition was completed by our acquisition of all of the issued and outstanding shares of Lincoln Gold from the former shareholders of Lincoln Gold. On closing of the acquisition, we issued 24,000,000 shares of our common stock to the shareholders of Lincoln Gold. As a result of this issuance, the number of our issued and outstanding shares increased from 11,400,000 shares to 35,400,000 shares, of which approximately 67.80% was owned by the former shareholders of Lincoln Gold upon the completion of the acquisition.

Merger with Lincoln Gold

Subsequent to our acquisition of Lincoln Gold, we merged with Lincoln Gold in a parent/ subsidiary merger in April 2004 under Chapter 92A of the Nevada Revised Statutes. We completed the change of our name from “Braden Technologies Inc.” to “Lincoln Gold Corporation” as part of this merger process.

DESCRIPTION OF BUSINESS

FORWARD-LOOKING STATEMENTS

The information in this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve risks and uncertainties, including statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve risks and uncertainties regarding the market price of gold, availability of funds, government regulations, common share prices, operating costs, capital costs, outcomes of ore reserve development and other factors. Forward-looking statements are made, without limitation, in relation to operating plans, property exploration and development, availability of funds, environmental reclamation, operating costs and permit acquisition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined below, and, from time to time, in other reports we file with the SEC. These factors may cause our actual results to differ materially from any forward-looking statement. We disclaim any obligation to publicly update these statements, or disclose any difference between our actual results and those reflected in these statements. The information constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

OVERVIEW

We are engaged in the acquisition and exploration of mineral properties in the State of Nevada. Our plan of operations for the next twelve months is to conduct exploration of our mineral properties in the State of Nevada.

We are an exploration stage company. All of our projects are at the exploration stage and there is no assurance that any of our mining claims contain a commercially viable ore body. We plan to undertake further exploration of our properties. We anticipate that we will require additional financing in order to pursue full exploration of these claims. We do not have sufficient financing to undertake full exploration of our mineral claims at present and there is no assurance that we will be able to obtain the necessary financing.

There is no assurance that a commercially viable mineral deposit exists on any of our mineral properties. Further exploration beyond the scope of our planned exploration activities will be required before a final evaluation as to the economic and legal feasibility of mining of any of our properties is determined. There is no assurance that further exploration will result in a final evaluation that a commercially viable mineral deposit exists on any of our mineral properties.

MINERAL PROPERTIES AND PLAN OF OPERATIONS

We hold interests in five groups of mineral properties, with four properties located in Nevada and one property located in Mexico, as described below:

Name of Property	Location
Buffalo Valley Property	Humboldt, Lander & Pershing Counties, Nevada
Hannah Property	Churchill County, Nevada
JDS Property	Eureka County, Nevada
Jenny Hill Property	Mineral & NYE Counties, Nevada
La Bufa	Mexico

Our plan of operations is to carry out exploration of our mineral properties. Our specific exploration plan for each of our mineral properties, together with information regarding the location and access, history of operations, present condition and geology of each of our properties, is presented in the section of this prospectus entitled “Description of Properties.” All of our exploration programs are preliminary in nature in that their completion will not result in a determination that any of our properties contains commercially exploitable quantities of mineralization.

Our exploration programs will be directed by our management and will be supervised by Mr. Jeff Wilson, our vice-president of exploration. We will engage contractors to carry out our exploration programs under Mr. Wilson’s supervision. Contractors that we plan to engage include project geologists, geochemical sampling crews and drilling companies, each according the specific exploration program on each property. Our budgets for our exploration programs are set forth in the section of this prospectus entitled “Description of Properties.” We plan to solicit bids from drilling companies prior to selecting any drilling company to complete a drilling program. We anticipate paying normal industry rates for reverse-circulation drilling.

We plan to complete our exploration programs within the periods specified in the section of this prospectus entitled “Description of Properties.” Key factors that could delay completion of our exploration programs beyond the projected timeframes include the following.

(a)	Poor availability of drill rigs due to high demand in Nevada;
(b)	Delays caused by permitting and bonding with the US Bureau of Land Management with respect to drilling programs;
(c)	Our inability to identify a joint venture partner and conclude a joint venture agreement where we anticipate a joint venture will be required due to the high costs of a drilling program;
(d)	Adverse weather, including heavy snow; and
(e)	Our inability to obtain sufficient funding.

Key factors that could cause our exploration costs to be greater than anticipated include the following:

(a)	adverse drilling conditions, including caving ground, lost circulation, the presence of artesian water, stuck drill steel and adverse weather precluding drill site access;
(b)	increased costs for contract geologists and geochemical sampling crews due to increased in demand in Nevada; and
(c)	increased drill rig and crew rental costs due to high demand in Nevada.

Our board of directors will make determinations as whether to proceed with the additional exploration of our Nevada mineral properties based on the results of the preliminary exploration that we undertake. In completing these determinations, we will make an assessment as to whether the results of the preliminary exploration are sufficiently positive to enable us to achieve the financing that would be necessary for us to proceed with more advanced exploration.

We may consider entering into joint venture arrangements on several of our mineral properties, as noted in the section of this prospectus entitled “Description of Properties”, to provide the required funding to pursue drilling and advanced exploration of our mineral claims. If we entered into a joint venture arrangement, we would likely have to assign a percentage of our interest in our mineral claims to the joint venture partner. The assignment of the interest would be conditional upon contribution by the joint venture partner of capital to enable the advanced exploration on the mineral properties to proceed. We are presently in the process of attempting to locate a joint venture partner for our mineral claims, but we have not concluded any joint venture agreements to date. There is no assurance that any third party would enter into a joint venture agreement with us in order to fund exploration of our mineral claims.

We plan to continue exploration of our mineral claims for so long as the results of the geological exploration that we complete indicate the further exploration of our mineral claims is recommended and we are able to obtain the additional financing necessary to enable us to continue exploration. We have renewed all of our Nevada mineral claims by making the required filings with the Bureau of Land Management by October 1, 2005. We further plan to renew all of our mineral claims by making the required filings with the Bureau of Land Management by October 1, 2006 except where we determine to abandon exploration of any mineral claim prior to October 1, 2006. All exploration activities on our mineral claims are presently preliminary exploration activities. Advanced exploration activities, including the completion of comprehensive drilling programs, will be necessary before we are able to complete any feasibility studies on any of our mineral properties. If our exploration activities result in an indication that our mineral claims contain potentially commercial exploitable quantities of gold, then we would attempt to complete feasibility studies on our property to assess whether commercial exploitation of the property would be commercially feasible. There is no assurance that commercial exploitation of our mineral claims would be commercially feasible even if our initial exploration programs show evidence of gold mineralization.

If we determine not to proceed with further exploration of any of our mineral claims due to results from geological exploration that indicate that further exploration is not recommended or due to our lack of financing, we will attempt to acquire additional interests in new mineral resource properties. Due to our limited finances, there is no assurance that we would be able to acquire an interest in a new property that merits further exploration. If we were to acquire an interest in a new property, then our plan would be to conduct resource exploration of the new property. In any event, we anticipate that our acquisition of a new property and any exploration activities that we would undertake will be subject to our achieving additional financing, of which there is no assurance.

PRIOR EXPLORATION ACTIVITIES

Basin Mineral Claims

We entered into a mineral property option agreement dated February 18, 1999 with Miranda Gold Corp. ("Miranda") to acquire a 50% interest in certain mineral claims situated in the State of Nevada. During fiscal 2003, we agreed to terminate the option agreement with Miranda and entered into negotiations directly with the owner of the Miranda property in order to secure directly an option on several of the claims previously held by the Company as well as acquiring several new claims. We entered into an option agreement dated February 12, 2004 with J. Rice Development Corp. (“Rice Development”) whereby we acquired an option to acquire an undivided 100% right, title and interest in certain mineral claims in Nevada known as the Basin Claims. The option agreement requires that we make option payments to Rice Development over four years totaling $94,200 and drill a minimum of six holes on the property by August 15, 2005.

We have determined not to proceed with the drill program on the Basin Claims, as required to be completed by August 15, 2005, based on our determination to prioritize exploration of our other Nevada mineral properties. Accordingly, we anticipate that our interest in the Basin Claims will lapse effective August 15, 2005. We have not provided further disclosure regarding the Basin Claims as our interest in the Basin Claims is not significant to our business or our plan of operations.

Hercules Prospect

We entered into a joint venture agreement for the Hercules Prospect (the “Hercules Joint Venture Agreement”) dated April 18, 2004 with Miranda U.S.A. Inc. and Miranda Gold Corp. Under the Hercules Joint Venture Agreement, we obtained the exclusive right to acquire a 60% interest in the Hercules Prospect subject to certain cash payments and exploration expenditures to be made as follows:

a)	Upon signing of the agreement, payment in the amount of $10,000;
b)	By October 8, 2004 payment in the amount of $14,000 and expenditures in the amount of $75,000, or 3600 feet of reverse circulation drilling;
c)	By October 8, 2005 payment in the amount of $16,500 and expenditures in the amount of $150,000;
d)	By October 8, 2006 payment in the amount of $26,500 and expenditures in the amount of $150,000;
e)	By October 8, 2007 payment in the amount of $39,000; and expenditures in the amount of $200,000 until commencement of commercial production; and
f)	By October 8, 2008 and every year thereafter $3,000.

We determined to proceed with a drilling program on the Hercules Prospect in the summer of 2004. We completed the drilling of three holes with an aggregate total of 2800 feet drilled. Adverse drilling conditions precluded the drilling of a fourth hole. Prospective portions of each drill hole were sampled and assayed at an ISO 9002 and ISO 9001:2000 certified laboratory in Reno, Nevada. We reviewed the results of the drill program in October 2004 and determined that the results did not warrant further exploration work based on our criteria. As a result, we terminated the joint venture agreement between Miranda U.S.A. Inc. and Miranda Gold Corp. in October 2004.

We completed reclamation activities of the Hercules property that we completed drilling activities on during 2004. All drill pads and drill roads constructed by us in 2004 were re-contoured to their original topography as per U.S. Bureau of Land Management (the “BLM”) requirements. Seeding with approved seed mix was also completed. It will likely require two growing seasons with good re-vegetation results before the entire Reclamation Bond that we posted with the BLM as security for our reclamation obligations will be refunded to us by the BLM.

Lincoln Flat Property

We previously held option to acquire a 100% interest in the claims comprising the Lincoln Flat project, subject to a net smelter royalty, pursuant an option agreement dated December 24, 2003 between us and Larry and Susan McIntosh of Gardnerville, Nevada, as optionors. The Lincoln Flat property is comprised of twenty-seven (27) unpatented lode claims covering approximately 540 acres (0.84 sq miles) in Lyon and Douglas Counties Nevada. We had the option to acquire a 100% interest in the Lincoln Flat property by making aggregate payments to the optionors in the amount of $210,000.

We commenced field exploration work on the Lincoln Flat property during the first quarter of 2005 with the objective of further exploring a gold-hematite breccia target and a fracture-controlled gold porphyry target. This field work included a soil sampling and rock-chip sampling program.

We submitted a Notice of Intent to Operate and Reclamation Bond to the U.S. Bureau of Land Management with the objective of drill testing the two target areas in June 2005. Permitting was approved by the U.S. Bureau of Reclamation. We drilled nine reverse-circulation drill holes during the summer of 2005 for a total footage of 5,145 ft. Drilling was conducted to test various gold soil anomalies and geologic targets. While scattered intercepts of gold were encountered, the results did not meet our expectations. As a result, we terminated the option agreement and the property has been returned to the owner. We have no further liabilities or obligations with respect to either the Lincoln Flat Project or the option agreement other than to complete approximately $15,000 of reclamation work relating to the drilling that we completed. This reclamation work is required under our drilling permit.

New Opportunities

During the first quarter, we reviewed new prospective gold exploration opportunities in Nevada, Utah, Arizona, California, and Mexico. We did not enter into any agreements to acquire any interests in the properties we reviewed. We plan to continue to review new opportunities on a case-by-case basis.

COMPETITION

We are a junior mineral resource exploration company. We compete with other mineral resource exploration companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact on our ability to achieve the financing necessary for us to conduct further exploration of our mineral properties.

We will also compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral exploration companies. The presence of competing junior mineral exploration companies may impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.

We will also compete with other junior and senior mineral companies for available resources, including, but not limited to, professional geologists, camp staff, helicopter or float planes, mineral exploration supplies and drill rigs.

GOVERNMENT REGULATIONS

We will be required to obtain work permits from the United States Bureau of Land Management (“BLM”) for any exploration work on our Nevada mineral properties that results in a physical disturbance to the land. We will not be required to obtain a work permit for any phase of our proposed mineral exploration programs that does not involve any physical disturbance to the mineral claims, such as data compilation, field work and geochemical surveys. We will be required to obtain work permits for all drilling operations that we plan to conduct on our mineral properties. Prior to commencing drilling operations on any of our properties, we must submit a “Notice of Intent to Operate” to the BLM and post a bond as security for our obligation to complete reclamation activities. We will be required by the Bureau of Land Management to undertake remediation work on any work that results in physical disturbance to the mineral claims, including drilling programs. We estimate that the cost of remediation work for our drilling programs will be approximately $25,000 for each drilling program. The estimated amount of remediation work is included within our budgets for our exploration programs. The actual amount of reclamation cost will vary according to the degree of physical disturbance.

We have made all current Bureau of Land Management filings for our Nevada properties. All claims are in good standing until September 1, 2006. Applicable county fees have also been paid.

The La Bufa property is an exploration concession granted by a branch of the Mexican government and is for a three year terms. Thereafter, the La Bufa property may be converted into an exploitation concession that would have a term of fifty years. The La Bufa property is presently beginning the second year of the tem of its exploration concession. An annual fee of $1.25 pesos per hectare is due to the Mexican federal government. The net area of the La Bufa exploration concession is 1040.75 hectares, thereby requiring an annual payment of $1300.94 pesos.

RESEARCH AND DEVELOPMENT EXPENDITURES

We have not spent any amounts on research and development activities since our inception. Our planned expenditures on our exploration programs are summarized under the section of this prospectus entitled “Description of Properties.”

EMPLOYEES

We have two employees, namely Paul Saxton, our chief executive officer and chief financial officer, and Jeffrey Wilson, our vice-president of exploration. We carry out our exploration programs through contracts with third parties, including geologists, engineers, drilling companies.

SUBSIDIARIES

We do not have any subsidiaries.

DESCRIPTION OF PROPERTIES

We maintain our head office located at Suite 350 – 885 Dunsmuir Street, Vancouver, B.C., V6C 1N5. These premises are located at the business premises of our president, Mr. Paul Saxton. We pay a proportionate share of rent and administrative expenses associated with these premises.

Our operations office is located at 325 Tahoe Drive, Carson City, Nevada, 89703. Our operations office is located in the home of Mr. Jeff Wilson, our vice-president of exploration. These premises are provided by Mr. Wilson at no cost to us.

Our current five groups of mineral properties located in the State of Nevada are described below:

BUFFALO VALLEY PROPERTY

1.           Location and Access

The Buffalo Valley property is located in north-central Nevada, approximately 25 miles west of the small town of Battle Mountain, Nevada in Humboldt, Lander, and Pershing Counties. Access is good via US Interstate 80 to the north and numerous dirt and gravel ranch and mine roads. A map showing the location of and access to the Buffalo Valley property is presented below:

2.           Ownership Interest

We have acquired a twenty year lease of the two hundred sixty-eight (268) unpatented lode claims that comprise the Buffalo Valley Property. We acquired our lease pursuant to a mining lease agreement dated July 9, 2004 between us and Nevada North Resources (U.S.A.), Inc., the underlying owner of the property (“Nevada North”). We paid to $10,000 to Nevada North upon execution of the lease agreement. We are obligated to make the following advance minimum royalty payments to Nevada North in order to maintain our leasehold interest in the Buffalo Valley Property:

Date of Payment	Amount of Advance Minimum Royalty
July 9, 2005 (payment made)	$20,000
July 9, 2006	$20,000
July 9, 2007	$40,000
July 9, 2008	$40,000
July 9, 2009	$50,000
July 9, 2010	$50,000
July 9, 2011	$60,000
July 9, 2012	$60,000
July 9, 2013	$70,000
July 9, 2014	$70,000
Each Subsequent Anniversary	$80,000, subject to adjustment for inflation increases with the beginning index being the index published for April 2015

We have committed to a two year option on the claims made up of the initial payment and the first year anniversary payment. Thereafter, Nevada North will be entitled to terminate if we do not make any subsequent payment. We will not be responsible or liable for advance royalty payments due subsequent to termination or expiration of the lease agreement.

In addition, we are obligated to pay to Nevada North a net smelter return (“NSR”) equal to a percentage of “Net Revenue” as defined and calculated under the lease agreement as follows:

Price of Gold	Amount of NSR, as a percentage of Net Revenue
$375 or less per ounce	3.0%
More than $375 but less than $474 per ounce	4.0%
$474 or more per ounce	5.0%

The initial term of the lease is twenty years from July 9, 2004, subject to our making the required payments to Nevada North. The term of the lease will remain in effect thereafter for so long as mining, processing, construction of mine facilities, development or ore reserves or exploration activities continue on the Buffalo Valley Property or adjacent properties that we own or control.

The lease agreement entitles us to carry out mineral exploration of the Buffalo Valley Property during the term of the lease. We are obligated to pay for all Bureau of Land Management and county maintenance fees required in order to maintain the claims comprising the Buffalo Valley Property during the term of the lease. We do not have any minimum work or exploration requirements under the lease.

We completed the $20,000 payment due pursuant to our lease agreement for the Buffalo Valley property to Nevada North Resources (U.S.A.), Inc. prior to the first anniversary, as required by the agreement. We have also paid all current BLM and County fees in the amount of $35,866.50 that were required by October 1, 2006. We are not obligated to complete any exploration expenditures in order to maintain our lease interest in the Buffalo Valley property.

3.           History of Operations

The Buffalo Valley Property and adjacent areas have been explored over the past 10 years by Uranerz, Cameco, Nevada North, Homestake, Anglo Gold, and Newcrest. Geophysical work and some drilling were conducted by Uranerz/Cameco and Anglo Gold and perhaps others. Under Homestake’s control, exploration of the property was advanced by assimilating the large data base and defining three shear zone targets along the Buffalo Valley “axial fault.” The targets were never drilled because Barrick bought out Homestake and the property was returned to Nevada North.

The most comprehensive geological report in our possession is an exploration drilling proposal prepared for Homestake which recommended the drilling of 10 exploration holes with attending budget. The drilling program was approved by Homestake’s senior management but the holes were never drilled due to the acquisition of Homestake Mining by Barrick.

We also have obtained several CD disks containing geological and geophysical data, including important information from Anglo Gold. We are in the process of organizing and evaluating this information.

4.           Present Condition of the Property and Proposed Exploration Program

The Buffalo Valley Property is in the early stage of exploration and presently contains no known gold or silver resources. There is no plant or equipment on the Buffalo Valley Property. The property consists of barren land with no improvements.

During the first half of 2005, we completed exploration work on the Buffalo Valley property that focused largely on acquisition and compilation of past geophysical and drilling data. We subsequently granted an option to Agnico-Eagle (USA) Ltd. in the summer of 2005 whereby Agnico-Eagle will have the right to earn an interest in the Buffalo Valley property in consideration for carrying out exploration on the Buffalo Valley property. As a result of the granting of the option to Agnico-Eagle, we do not have any plans to complete our own exploration of the Buffalo Valley property.

5.           Geology

The Buffalo Valley Property lies within the northern portion of the Battle Mountain-Eureka Gold Trend in the broad, north-northeast-trending Buffalo Valley. Although much of the bedrock in Buffalo Valley is concealed by alluvium, past exploration drilling has revealed favourable stratigraphy for Carlin-type, Cove-type and skarn deposits containing gold and silver mineralization beneath valley fill. Potential host rocks above the Golconda Thrust include the Triassic Star Peak Group (Cove host) and the Carboniferous Havallah Sequence (partial Lone Tree host; Converse host). Host rocks beneath the Golconda Thrust are the Penn-Permian Antler Sequence (Lone Tree & Marigold hosts). District ore controls appear to be north-trending faults, favourable stratigraphy, and +/- 41-39 million year old intrusive rocks. Geophysical interpretations indicate that a swarm of north-trending faults are present within the claims controlled by us. Gossanous alteration and elevated pathfinder elements have been encountered on the property in past drilling.

HANNAH PROPERTY, CHURCHILL COUNTY, NEVADA

1.           Location and Access

The Hannah Property is located approximately 55 miles east of Reno, Nevada in the southern portion of the Trinity Range north of Interstate 80 in Churchill County. Access is east from Reno via Interstate 80 and then north on gravel and dirt roads from Hot Springs Flat to the Property. A map showing the location of and access to the Hannah property is presented below:

2.           Ownership Interest

The Hannah property is comprised of twenty-three (23) unpatented lode claims covering approximately 460 acres (0.72 sq. miles) in Churchill County, Nevada.

We have an option to acquire a 100% interest in the claims comprising the Hannah project, subject to a net smelter royalty, pursuant to an option agreement dated December 24, 2003 between us and Larry and Susan McIntosh of Gardnerville, Nevada, as optionors. We have the option to acquire a 100% interest in the Hannah property by making aggregate payments to the optionors in the amount of $210,000. We may exercise this option at any time prior to the ten year anniversary of the effective date of the agreement, being December 24, 2013. We are obligated to make the following option payments in order to maintain our option agreement in good standing:

Date of Payment	Amount of Option Payment
December 24, 2003	$5,000 (paid)

Date of Payment	Amount of Option Payment
January 10, 2005	$5,000 (paid)
January 10, 2006	$10,000
January 10, 2007	$15,000
January 10, 2008	$25,000
January 10, 2009	$25,000
January 10, 2010	$25,000
January 10, 2011	$25,000
January 10, 2012	$25,000
January 10, 2013	$50,000

We will be deemed to have exercised the option upon completion of the above option payments at which time we will be entitled to a 100% interest in the Hannah property, subject to the payment of a net smelter royalty to the optionors. The net smelter royalty will be calculated as 3% of net smelter returns, as defined in the option agreement, if the price of gold is less than or equal to $400 per ounce, and 4% of net smelter returns if the price of gold is greater than $400 per ounce. If we exercise the option, we will have the right to reduce the net smelter royalty by 1%, up to a maximum of 2%, upon the payment of $500,000 to the optionors for each 1% of reduction as set out in the table below:

Gold Price (US$ per ounce)	Net Smelter Royalty payable on execution of the Agreement	Net Smelter Royalty payable after first payment of $500,000	Net Smelter Royalty payable after Second payment of $500,000
Less than or equal to $400	3%	2%	1%
Greater than $400	4%	3%	2%

If we complete a positive feasibility study for the development or mining of mineral products on the Hannah property and obtains all government approvals, consents, licenses and permits to construct, develop or operate a mine on the Hannah property prior to January 10, 2013, we will be obligated purchase the Hannah property prior to the commencement of mining of mineral products. In this event, the purchase price for the Hannah property shall be the sum of all unpaid option payments due to the optionors through January 10, 2013.

We have the exclusive right to conduct exploration on the Hannah property during the term of the option agreement, provided that we make the required option payments. We are obligated to make all federal and county claim maintenance fees in a timely manner to keep the claims in good standing during the term of the option agreement. In the event that we do not make any required option payment, then the optionors will be entitled to terminate the agreement and we will lose our interest in the property. However, we will not have any obligation to make further option payments in the event of termination due our inability to make any required option payment. We may surrender our interest in the property and terminate the agreement at our election upon written notice to the optionors. In this event, the optionors will retain all option payments paid pursuant to the agreement.

We have paid $3,074.50 for BLM and County annual claim maintenance fees that were required to be paid by October 1, 2005. We are not obligated to complete any minimum exploration expenditures or other work commitment in order to maintain our option on the Hannah property.

3.          History of Operations

Various old shafts, adits, and numerous small prospects are on the Hannah Property from prospecting in the early 1900’s. Cominco was active in the general area in the 1960’s and Chevron drilled three scattered holes on the claim block in the 1980’s. None of Chevron’s holes tested the Hannah gold target. Four backhoe trenches were dug by Cordex in the late 1990’s, however no follow-up work was conducted. NDT Ventures held the property in 2002 but conducted no significant work. A total of 50 soil samples and 329 rock-chip samples have been collected from the property and assayed.

4.           Present Condition of the Property and Current State of Exploration

The Hannah Property is in the early stage of exploration and presently contains no known gold or silver resources. Our current state of exploration consists of geologic mapping and sampling.

There is no plant or equipment on the Hannah Property other than some scattered remnants of past prospecting. The property consists of barren land with no improvements with the exception of dirt roads.

We have no formal geologic reports on the Hannah Property. However, we do have all past soil and rock-chip sample results plus preliminary maps from geologic mapping.

We commenced field exploration work on our Hannah property during the first quarter of 2005. The field work included obtaining soil samples as part of a soil sampling program. Results from 132 new soil samples were combined with results from 50 previous samples to define a conspicuous soil gold anomaly approximately 3000 feet in length and locally over 500 feet in width. We believed that this identified anomaly warrants more advanced exploration. As a result, we submitted a Notice of Intent to Operate and a Reclamation Bond for drilling 10 exploration holes to the U.S. Bureau of Land Management (the “BLM”). The BLM approved our submission and we commenced track-mounted, reverse-circulation drilling on identified gold geochemical targets in May. This drilling program was completed in early June. Eleven (11) holes were completed for a total footage of 4,815 ft. Two holes, H-11 and H-1, encountered encouraging gold-silver mineralization in the western portion of the target area. Although strong alteration was encountered elsewhere to the east, the remaining holes were barren.

We have determined that follow up drilling is warranted on the Hannah Property based on the results of the initial eleven hole drilling program that we completed on the Hannah Property, as described above. Our plan of exploration for the Hannah Property is as follows:

Description of Phase of Exploration	Description of Exploration Work Required
Permitting	Permitting with Bureau of Land Management for further drill program
Phase Two Drilling	Completion of five reverse circulation drill holes at a depth of approximately 500 feet per hold, for total drilling of approximately 2,500 feet
Data Evaluation	Evaluate cross-sections of drill core and re-evaluate potential of mineral claims
Reclamation	Reclamation of drill sites

The anticipated timetable and estimated budget for completion for each stage of exploration is as follows:

Stage of Exploration	Anticipated Timetable for Completion	Estimated Cost of Completion
Permitting	2nd Qtr of 2006	$8,000
Phase Two Drilling	2nd - 3rd Qtr of 2006	$60,000

Stage of Exploration	Anticipated Timetable for Completion	Estimated Cost of Completion
Data Evaluation	3rd Qtr of 2006	$5,000
Reclamation	4th Qtr of 2006	$10,000
Total		$83,000

5.           Geology

The Hannah Property lies in “exotic” metamorphic terrain comprised of Permo-Triassic schist and granitic intrusive rocks and Tertiary lakebeds and volcanic rocks (no formation names). A highly oxidized, gold-bearing shear zone is evident on the property. Anomalous gold in soils and rock chips is present along the surface expression of the shear zone. Potential exists for an oxidized gold deposit with gold-silver mineralization present at depth. Blind gold potential may exist where the mineralized system is covered by surface gravels. The zone of prospective gold mineralization at Hannah has never been drilled prior to initial phase one drilling program.

JDS PROPERTY, EUREKA COUNTY, NEVADA

1.           Location and Access

The JDS property is located in central Nevada, approximately 40 miles northwest of the small town of Eureka in Eureka County. The property is in Denay Valley adjacent to the northern end of the Simpson Park Mountains. Access is fair to good during good weather via the “Tonkin Road” (dirt/gravel) that traverses through the property. A map showing the location of and access to the JDS property is presented below:

2.           Ownership Interest

We are the owner of the seventy-seven (77) unpatented lode claims comprising the JDS project which covers approximately 1,540 acres (2.04 sq miles). We staked and recorded the mineral claims. These mineral claims are registered in our name and are not subject to underlying lease payments or royalties. The JDS property is subject only to annual claim maintenance fees payable to the BLM and Eureka County. We must pay $12,362.50 in BLM and Eureka County annual claim maintenance fees by October 1, 2005 in order to maintain our interest in these properties.

3.           History of Operations

There have been no previous operations of any type on the property.

4.           Present Condition of the Property and Current State of Exploration

No significant exploration has been conducted on the JDS Property. The property is in early stage exploration and presently contains no known gold resources.

There is no plant or equipment on the JDS Property. The property consists of barren land with no improvements.

We have one geologic report on the JDS Property that was written by Kenneth D. Cunningham, Wyoming Professional Geologist PG-1636, and dated February 9, 2004. The report reviews the potential for Carlin-type gold deposits on the JDS Property.

During the first quarter of 2005, we interpreted newly acquired geophysical data that corroborated the presence of a possible large intrusive body or dike swarm along the north-western perimeter of the claim block. We believe that this is a favorable geologic environment for gold mineralization.

We completed a mercury soil gas survey during the third quarter of 2005. Based on the results of this geological survey, we plan to complete a drilling program on the JDS Property.

Our plan of exploration for the JDS Property is as follows:

Description of Phase of Exploration	Description of Exploration Work Required
Permitting	Permitting with Bureau of Land Management for initial drill program
Phase One Drilling	Completion of three reverse circulation drill holes for total drilling of approximately 3,600 feet
Data Evaluation	Evaluate cross-sections of drill core and re-evaluate potential of mineral claims
Reclamation	Reclamation of drill sites

The anticipated timetable and estimated budget for completion if each stage of exploration are as follows:

Stage of Exploration	Anticipated Timetable for Completion	Estimated Cost of Completion
Permitting	1st Qtr of 2006	$9,000
Phase One Drilling	2nd Qtr of 2006	$90,000
Data Evaluation	3rd Qtr of 2006	$10,000
Reclamation	4th Qtr of 2006	$12,000

Stage of Exploration	Anticipated Timetable for Completion	Estimated Cost of Completion
Total		$121,000

We plan to seek a joint venture partner to help finance further exploration of the property, including the contemplated drilling program described above. There is no assurance that we will be able to locate a joint venture partner to fund the contemplated drilling program on the JDS property. If we are unable to enter into any joint venture arrangement, then we will proceed with the drilling program provided we have sufficient funding.

5.           Geology

The JDS Property lies within the Cortez Trend in the southern portion of the Battle Mountain-Eureka Mineral Belt. Although covered by valley fill, the geology of the JDS Property is believed to be an extension of favourable “lower plate” rocks of the Roberts Mountains Thrust that are known to host large Carlin-type gold deposits. Potential Devonian host rocks are exposed in the nearby Simpson Park Mountains and are believed concealed under shallow cover at JDS. Similar Devonian strata host very large gold deposits at Pipeline and Cortez to the northwest of the JDS Property. Available gravity data at JDS suggest shallow depth to bedrock and north-trending faults that converge in the northwestern portion of the claim block. The combination of favourable “lower plate” bedrock and converging faults indicate exploration potential for Carlin-type gold deposit(s).

JENNY HILL PROPERTY, MINERAL & NYE COUNTIES, NEVADA

1.           Location and Access

The Jenny Hill Property is located in west-central Nevada approximately 16 miles due west of the small town of Gabbs in the Black Hills portion of the southern Monte Cristo Mountains. The claims are in Mineral and Nye Counties. Access to the property is via paved State Highway 361 south of Gabbs to the “Rawhide Road” (dirt) that extends westerly to the vicinity of the southern tip of the Black Hills. A map showing the location of and access to the Jenny Hill property is presented below:

2.           Ownership Interest

The Jenny Hill project is comprised of ninety-seven (97) unpatented lode claims covering approximately 1,940 acres (3.03 sq miles) in Mineral and Nye Counties, Nevada. These mineral claims are held by us subject a lease with option to purchase agreement dated September 15, 2004 between us and Larry and Susan McIntosh of Gardnerville, Nevada. The Agreement is a binding letter agreement that governs pending the execution of a definitive agreement. We are presently negotiating a definitive mining lease with option to purchase agreement with the owners, as contemplated in the letter agreement.

We have the option to acquire a 100% interest in the Jenny Hill project, subject to a net smelter royalty, by making aggregate payments to the owners in the amount of $1,500,000. We may exercise this option at any time prior to the seven year anniversary of the effective date of the agreement, being September 28, 2011. We are obligated to make the following required advance royalty payments, each of which may be credited towards the exercise price of the option, pending the exercise of option as lease payments:

Date of Payment	Amount of Advance Royalty Payment
September 28, 2004	$7,000 (paid)
September 28, 2004	$13,000 (paid)
September 28, 2005	$25,000 (paid)
September 28, 2006	$30,000
September 28, 2007	$60,000
September 28, 2008	$70,000
September 28, 2009	$80,000
September 28, 2010	$90,000
September 28, 2011	$1,125,000

We are obligated to complete exploration work on the property in the minimum amount of $50,000 by September 28, 2005 and $100,000 in each successive year of the term of the agreement. We have completed the initial $50,000 of exploration work that was required to be completed by September 28, 2005. We are also obligated to make all federal and county claim maintenance fees in a timely manner to keep the claims in good standing.

We have the exclusive right to conduct exploration on the Jenny Hill property, provided that we make the required advance royalty payments and complete the required exploration expenditures. In the event that we do not make the required advance royalty payments or complete the required exploration expenditures, then the owners will be entitled to terminate the agreement and we will lose our interest in the property. However, we will not have any obligation to make further advance royalty payments or payments in lieu of exploration expenditures in the event of termination due our inability to make the required advance royalty payments or complete the required exploration expenditures. We may surrender our interest in the property and terminate the agreement at our election upon written notice to the owners. In this event, the owners will retain all payments and royalties paid pursuant to the agreement.

In the event that mineral production is commenced on the property, we will be obligated to pay to the owners a 2% net smelter return royalty. The definition of net smelter returns is to be agreed upon in the definitive agreement. We have the right of first refusal to purchase any interest in the property should the owners determine to sell any interest in the property. The owners have also granted to us an area of interest of approximately 1 mile surrounding the Jenny Hill claims. Under this right, any additional mineral claims acquired by the owners that are contiguous or within one mile of the Jenny Hill claims will be subject to our lease and option to purchase agreement.

We are presently proceeding with the preparation of a final definitive agreement between ourselves and the owners which will supersede the September 28, 2005 letter agreement. We have agreed to pay 50% of attorney fees for preparation of this final agreement. We anticipate that the agreement will be completed during the second quarter of 2005.

We completed the payment of $12,983 for BLM and County annual claim maintenance fees that were required to be paid by October 1, 2005. In addition, we must pay $25,000 to the owners and complete at least $50,000 in exploration work on the Property by September 28, 2005.

3.           History of Operations

There are abundant old gold workings and prospect pits on the Jenny Hill property and remnants of a small mill in the Black Hills dating back to the 1880’s. Minor gold production also came from the Black Hills by local prospectors in the 1960’s. Comaplex Minerals and NDT Ventures were independently active on the southern portion of the claim block in 2000-2004. To date, 303 soil samples and 377 rock-chip samples have been collected and analyzed yielding conspicuous gold. Comaplex Minerals completed 39.14 line miles of ground magnetometer survey (contractor Zonge Geosciences, Inc.) on the southern portion of the claim block. We acquired our interest in the Jenny Hill Property in October 2004.

4.           Present Condition of the Property and Current State of Exploration

The Jenny Hill Property is in the early stage of exploration and presently contains no known gold or silver resources. Our current state of exploration consists of geologic mapping and sampling.

There is no plant or equipment on the Jenny Hill Property other than some scattered remnants of past prospecting and mining activities in the Black Hills. The property consists of barren land with no improvements.

Jenny Hill is an early-stage exploration property. There are no formal geologic reports available at this time. However, we do have copies of all past soil and rock-chip sampling data including maps and results. Most sample analyses were conducted by ALS Chemex. We also have access to the ground magnetometer survey report by Zonge Geosciences, Inc. that was conducted on behalf of Comaplex Minerals.

We staked eighty-five (85) new lode claims during the first quarter of 2005 in order to expand the Jenny Hill property to cover additional property that we believe is prospective for gold exploration. We now control 182 contiguous lode claims that cover approximately 3,640 acres. We initiated limited field exploration work during our first quarter of 2005 which consisted largely of reconnaissance sampling on the newly acquired ground and detail geologic mapping and sampling in the northern portion of the claim block.

We initiated a large, GPS-based, ground magnetometer survey in late April 2005. The survey was completed by a Reno-based geophysical contractor in early May. The survey was conducted to help identify structures related to mineralization and skarn. The magnetometer lines were combined with a previous survey (same contractor) for a total of 68 lines on approximately 100 meter spacing for a total of 105 line-kilometers of data acquisition. The entire claim block is now covered by the magnetometer survey. Subsequent data was interpreted by a certified, Reno-based geophysicist who produced maps showing structure, geologic units, and mineral targets. These data will be used with newly acquired soil geochemical data to help identify drill targets.

Six gravity meter lines and one tie line were also surveyed by the same contractor on the northern portion of the claim block. The survey was conducted to identify depth to bedrock in covered areas and also to help identify concealed structures and rock types. Data interpretation remains in progress. This portion of the claim block has potential for Carlin-type gold hosted in Triassic sedimentary rocks.

We have completed our geophysical programs and are continuing geologic mapping with the objective of identifying drill targets.

Our plan of exploration for the Jenny Hill Property is as follows:

Description of Phase of Exploration	Description of Exploration Work Required
Permitting	Permitting with Bureau of Land Management for initial drill program
Phase One Drilling	Completion of twenty reverse circulation drill holes at approximately 500 feet per hole for total drilling of approximately 10,000 feet

Description of Phase of Exploration	Description of Exploration Work Required
Data Evaluation	Evaluate cross-sections of drill core and re-evaluate potential of mineral claims
Reclamation	Reclamation of drill sites

The anticipated timetable and estimated budget for completion if each stage of exploration are as follows:

Stage of Exploration	Anticipated Timetable for Completion	Estimated Cost of Completion
Permitting	2nd Qtr of 2006	$10,000
Phase One Drilling	2nd - 3rd Qtr of 2006	$300,000
Data Evaluation	3rd Qtr of 2006	$10,000
Reclamation	4th Qtr of 2006	$12,000
Total		$332,000

5.           Geology

The Jenny Hill Property is located along the eastern margin of the northwest-trending Walker Lane Mineral Belt. Bedrock consists of a mass of Jurassic granitic rock resting on a thrust fault, Cretaceous (?) dikes and sills, and sedimentary strata of Triassic Luning Formation. Potential for a Carlin-type gold deposit(s) is present in the altered siltstones of the Luning Formation at the northern end of the claim block. Outcrops yield a Carlin-type geochemical signature with anomalous gold. Potential for gold-bearing skarn exists on the southern portion of the claim block where Cretaceous dikes have cut and altered the Luning Formation adjacent to a large thrust sheet of Cretaceous granitic rock. Anomalous gold is present at the surface in skarn exposures. The northern and southern areas of the property appear linked by a major north-trending fault that may be related to gold mineralization. The property has never been drilled.

LA BUFA PROPERTY

1.           Location and Access

The La Bufa exploration concession is located in the southwest extremity of the state of Chihuahua, Mexico and is centered on the small town (mining district) of Guadalupe y Calvo in the Sierra Madre Occidental. The single exploration concession adjoins and surrounds other concessions within the district. Net area is 1040.75 hectares (approximately 2571 net acres). The nearest commercial airport is in the city of Chihuahua, 480 km by road from the property. All-season vehicle access to the property is excellent. The town of Guadalupe y Calvo is the terminus of the paved, well-maintained Mexico Highway 24 which winds 270 kilometers from mining town of Hidalgo del Parral to the northeast. Access on the concession is via dirt roads. A map showing the location and access to the La Bufa property is presented below.

2.           Ownership Interest

On 5th August, 2005, we executed a Letter of Intent to Joint Venture the La Bufa property with Almaden Minerals Ltd., a TXE-listed company. The property is held by Minera Gavilan, S.A. de C.V., a Mexican corporation 100% owned by Almaden Minerals Ltd.

Under the letter of intent, we may acquire a 60% interest in the Bufa project by spending US$3 Million on the property and issuing 450,000 shares of Lincoln to Almaden over a five year period. Lincoln is committed to spend US$100,000 in the first year and must issue 50,000 shares upon approval by the TSX. Should the Bufa property enter production, we must issue a further 100,000 shares to Almaden.

Name	Type	Title	File	Area Hect.	Issued	Expired	Tax Rate	Pesos	US$
La Bufa	Explor.	219036	16/31696	1040.7594	31/Jan/03	30-Jan-09	$6.0100	$6,256	$585
La Bufa	Explor.	222724	16/32275	485.0000	27-Aug-04	26-Aug-10	$6.0100	$2,916	$273
La Bufa	Explor.	223165	16/32529	765.5000	28-Oct-04	27-Oct-10	$6.0100	$4,602	$430

3.           History of Operations

Gold was discovered in the Guadalupe y Calvo district in 1835 with extended periods of production up to 1939. The discovered gold-silver veins were exploited largely by underground operations. A mint was constructed in 1844 by the Mexican government to take advantage of the precious metals production in the district.

Modern exploration work in the district has centered largely in the area of past production which is surrounded completely by the La Bufa concession. Although the vein system extends beyond the area of the old workings, little exploration work has been conducted. Asarco drilled two core holes in the 1970’s on La Bufa ground but the drill hole locations and results remain unknown.

A previous joint venture on the La Bufa Property between Almaden Minerals Ltd. and Grid Capital Corporation resulted in the drilling of five angle core holes (666.15 m) in three locations during December 2004. Hole GUD04-03 returned encouraging gold-silver-lead-zinc assays from multiple, narrow-vein intercepts (Almaden Minerals News Release, Jan. 24, 2005). However, Grid Capital backed out of the joint venture for undisclosed reasons. We have since entered into a new joint venture with Almaden to explore the La Bufa concession.

4.           Present Condition of the Property and Proposed Exploration Program

The La Bufa Property is in the early stage of exploration and presently contains no known gold or silver resources. There is no plant or equipment on the Property. The property encompasses the town of Guadalupe y Calvo. The area of potential gold-silver mineralization lies largely along the eastern side of the town in low, forested and brushed covered hills.

The plan for exploration of the La Bufa Concession is as follows:

Description of Phases of Exploration	Description of Exploration Work Required
Land Acquisition	Acquire the El Chapito Concession (inlier within La Bufa)
Data Compilation	Compile available data from Almaden and Grid
Geologic Mapping	Acquire adequate base maps and conduct geologic mapping
Rock-Chip Sampling	Sample outcrops where warranted
Soil Sample Survey	Conduct soil sampling over the entire prospective area
Phase 1 Core Drilling	Drill three, widely spaced flat core holes across the vein system. Each drill hole would be approximately 1,500 feet, for total drilling of approximately 4,500 feet.
Data Evaluation	Evaluate drilling results and tie them to the surface work

Stage of Exploration	Anticipated Timetable for Completion	Estimated Cost to Completion
Land Acquisition	1st Qtr 2006	$25,000
Base Map Acquisition	1st Qtr 2006	$20,000
Geologic Mapping	1st - 2nd Qtr 2006	$56,000
Rock Chip Sampling	2nd Qtr 2006	$3,000
Soil Sample Survey	2nd Qtr 2006	$10,000
Target Identification	2nd Qtr 2006	$10,000
Permitting	2nd - 3rd Qtr 2006	$6,000
Phase One Core Drilling	3rd Qtr 2006	$256,000

Data Evaluation	3rd – 4th Qtr 2006	$20,000
Total		$406,000

During the third quarter of 2005, the Company’s Vice President of Exploration, Jeffrey Wilson and a senior contract geologist, Richard Bybee, inspected and sampled the La Bufa Property. Both geologists are “qualified persons.” Shortly after the property visit, both geologists recommended acquisition of the property.

5.           Geology

The La Bufa Property lies within the Guadalupe y Calvo district which is one of many epithermal gold-silver districts in the Sierra Madre Occidental of western Mexico. The Sierra Madre Occidental is characterized by deeply incised mountains, and has a total relief of about 3,000 meters. Most of the bedrock exposed in the vicinity of Guadalupe y Calvo consists of an upper volcanic series of bedrock which is commonly hundreds of meters in thickness. However, erosional exposures of a lower volcanic series of rock, which is favourable to mineralization and occurs in ranges up to 1,000 meters in thickness, are exposed along the eastern flank and central portions of the northwest-trending Guadalupe River Valley that traverses the La Bufa concession. The contact between the upper and lower volcanic series of rock is rarely exposed.

District mineralization occurs as northwest-trending, epithermal gold-silver-lead-zinc quartz veins and breccia veins with local attending stockworks. The veins occur only in the lower volcanic series. Veins typically range from 1 to 3+ meters in true thickness and are generally steeply dipping but may also have shallow dips. Historic production in the district encountered local mineralized zones measuring tens of meters in thickness. Past mining on the Rosario vein extended for a continuous strike length of over 600 meters on seven levels. The vein system appears to consist of multiple strands and extends southeastward for a distance of at least 1700 meters across the La Bufa Concession. The main paved road entering the town has a road cut that exposes a 70-meter zone containing multiple quartz veins.

GLOSSARY OF TECHNICAL TERMS

Term	Definition
Artesian water	Ground water under pressure
Carboniferous	Geologic Period referring to rocks 286 to 360 million years old
Carlin-type deposit

Gold deposits hosted in sedimentary rocks with disseminated gold occurring as micron or submicron particles (invisible gold), typically with very little to no silver. Very large deposits of this type are found in the “Carlin Trend” in north- central Nevada.

Caving ground	A drilling term that refers to rock formations that break when penetrated by a drill and produce rock fragments that may block the borehole and/or contaminate the drill cuttings.
Cove-type deposit

Gold-silver deposits hosted in sedimentary rocks with significant amounts of precious metals mineralization hosted in veinlets. The Cove deposit is located in the northern portion of the Battle Mountain-Eureka Trend.

Cretaceous	Geologic Period referring to rocks 66.4 to 144 million years old.
Devonian	Geologic Period referring to rocks 360 to 408 million years old.
Dikes and sills	Generally narrow bodies of igneous rock implaced as magma along faults across bedding (dike) or along zones parallel to bedding (sill).
Geochemical survey	A sampling program focusing on trace elements that are commonly found associated with mineral deposits. Common trace elements for gold are mercury, arsenic, and antimony.
Geologic mapping	The process of mapping geologic formations, associated rock characteristics and structural features.
Geophysical survey	The systematic measurement of electrical, gravity, seismic, magnetic, or other properties as a tool to help identify rock type(s), faults, structures and minerals.
Golconda thrust	A major, flat-lying fault that has transposed older rocks over younger rocks.
Gossanous	Refers to an iron-bearing material that typically overlies a sulfide-bearing mineralized zone. It forms by the oxidation and leaching out of sulfur and most metals leaving hydrated iron oxides.
Gravimeter survey	A survey using a sensitive instrument that can detect density differences in geologic formations.
Intrusive rock	Refers to any igneous rock (e.g. granite) that was implaced as a magma.
Jurassic	Geologic Period referring to rocks 144 to 208 million years old.
Lost circulation	The loss of drilling fluids through open faults, fractures, and/or permeable rock.

Definition
Magnetometer survey	A survey using a sensitive instrument that can detect the distortion of the Earth’s magnetic field by different geologic formations.
Mercury soil gas survey	A geochemical sampling survey in which mercury vapor is sampled and measured. Mercury is typically associated with gold deposits in the Great Basin and is a “pathfinder” for finding gold deposits.
Metamorphic rock	Pre-existing rock that has been physically changed by temperature, pressure, shearing stress, or chemical environment, generally at depth in the Earth’s crust
Pathfinder elements	Trace elements that are typically associated with gold deposits. Common pathfinder elements are mercury, arsenic and antimony.
Penn-Permian	Geologic Periods referring to rocks ranging from 245 to 320 million years old.
Permo-Triassic	Geologic Periods referring to rocks ranging from 208 to 286 million years old.
Reverse-circulation drilling	A drilling method that minimizes contamination of drill cuttings.
Roberts Mountains Thrust	A major, flat-lying fault that has transposed older rocks over younger rocks.
Rock-chip sampling	The process of chipping off rock samples from outcrops for chemical analysis.
Schist	A metamorphic rock that is highly foliated and readily splits into flakes or slabs commonly due to a high content of mica.
Skarn deposit	Mineralization formed at the flanks and in contact with intrusive rocks.
Stratigraphy	The sequence of stratified rocks.
Subcrop	Bedrock just below the surface and usually contributing weathered rock material to the surficial debris.
Tertiary	Geologic Period referring to rocks ranging in age from 1.6 to 66.4 million years old.
Thrust sheet	A block of rock underlain by a flat-lying fault that originated from compressional forces.
Triassic	Geologic Period referring to rocks 208 to 245 million years old
Tuff	Volcanic ash that has been solidified into rock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Our planned exploration expenditures for the next twelve months on our Nevada mineral properties and our Mexican La Bufa property, together with amounts due to maintain our interest in these claims, are summarized as follows:

Name of Property	Planned Exploration Expenditures	Amounts of Claims Maintenance Due	Amount of Property Payment Due	Total
Exploration of Buffalo Valley Property, Nevada	$5,000	-	-	$5,000
Exploration of Hannah Property, Nevada	$97,000	$3,000	$10,000	$110,000
Exploration of JDS Property, Nevada	$133,000	$12,000	-	$145,000
Exploration of Jenny Hill Property, Nevada	$330,000	$3,000	$25,000	$358,000
Reclamation of Lincoln Flat Property, Nevada	$15,000	-	-	$15,000
Exploration of La Bufa Property, Mexico	$370,000	$2,000		$372,000
Administration – Nevada	$195,000	-	-	$195,000
Administration – Vancouver	$300,000	-	-	$300,000
Total	$1,445,000	$20,000	$35,000	$1,500,000

The general and administrative expenses for the year will consist primarily of professional fees for the audit and legal work relating to our regulatory filings throughout the year, as well as transfer agent fees, management fees, investor relations and general office expenses.

We had cash in the amount of $238,613 and working capital in the amount of $95,259 as of September 30, 2005. Based on our planned expenditures, we will require a minimum of approximately $1,500,000 to proceed with our plan of operations over the next twelve months. We anticipate that we will require additional financing in order to pursue our exploration programs beyond the preliminary exploration programs for our mineral properties that are outlined above. If we achieve less than the full amount of financing that we require, we will scale back our exploration programs on our mineral properties and will proceed with scaled back exploration plans based on our available financial resources.

During the next twelve month period, we anticipate that we will not generate any revenue. Accordingly, we will be required to obtain additional financing in order to continue our plan of operations. We believe that debt financing will not be an alternative for funding additional phases of exploration as we do not have tangible assets to secure any debt financing. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund our exploration programs. In the absence of such financing, we will not be able to continue exploration of our mineral claims. Even if we are successful in obtaining equity financing to fund our exploration programs, there is no assurance that we will obtain the funding necessary to pursue any advanced exploration of our mineral claims following the completion of preliminary exploration. If we do not continue to obtain additional financing, we will be forced to abandon our properties and our plan of operations.

We may consider entering into a joint venture arrangement to provide the required funding to pursue drilling and advanced exploration of our mineral claims. Even if we determined to pursue a joint venture partner, there is no assurance that any third party would enter into a joint venture agreement with us in order to fund exploration of our mineral claims. If we entered into a joint venture arrangement, we would likely have to assign a percentage of our interest in our mineral claims to the joint venture partner.

Our exploration plans will be continually evaluated and modified as exploration results become available. Modifications to our plans will be based on many factors, including: results of exploration, assessment of data, weather conditions, exploration costs, the price of gold and available capital. Further, the extent of our exploration programs that we undertake will be dependent upon the amount of financing available to us.

BASIS OF PRESENTATION OF FINANCIAL STATEMENTS

We were incorporated as Braden Technologies Inc. Effective March 26, 2004, we acquired 100% of the issued and outstanding shares of Lincoln Gold Corp. by issuing 24,000,000 shares of our common stock. We subsequently merged with Lincoln Gold Corp. and changed our name to Lincoln Gold Corporation. Since the acquisition transaction resulted in the former shareholders of Lincoln Gold Corp. owning the majority of our issued and outstanding shares, the transaction, which is referred to as a “reverse take-over”, has been treated for accounting purposes as an acquisition by Lincoln Gold Corp. of the net assets and liabilities of Braden Technologies Inc. Under this purchase method of accounting, the results of operations of Braden Technologies Inc. are included in these consolidated financial statements from March 26, 2004. Our date of inception is the date of inception of Lincoln Gold Corp., being September 25, 2003 and our financial statements are presented with reference to the date of inception of Lincoln Gold Corp.

RESULTS OF OPERATIONS

Our results of operations for the nine months ended September 30, 2005 are summarized below:

	Nine months			Three months
	ended	ended		ended	ended
	Sep 30,	Sep 30,		Sep 30,	Sep 30,
	2005	2004	Increase	2005	2004	Increase

Net loss	$(1,202,022)	$(556,555)	$645,467	$(410,322)	$(223,130)	$187,192
Exploration expenditures	534,890	223,182	311,708	207,665	185,037	22,628

Both our net loss and exploration expenditures increased substantially for both the nine month period and the three month period ended September 30, 2005 over the corresponding periods in 2004. These increases are attributable largely to our increased exploration activities during 2005, as outlined under the heading “Exploration Activity During the Nine Months Ended September 30, 2005”. We anticipate that our expenses and net loss will continue to increase throughout the current fiscal year in comparison with 2004 as a result of our planned exploration activities and as a result of payments required to maintain our interests in our mineral properties. In addition, we anticipate continued increased professional fees as we comply with our obligations as a reporting company under the Securities Exchange Act of 1934. We anticipate that we will not earn any revenues during the current fiscal year or in the foreseeable future as we are presently engaged in the exploration of our mineral properties.

LIQUIDITY AND CAPITAL RESOURCES

Our cash position at September 30, 2005 was $238,613 compared to $127,785 as of December 31, 2004. We had working capital of $95,259 as of September 30, 2005 compared to a working capital deficit of $43,959 as of December 31, 2004.

March 2005 Private Placement Financing

We completed a private placement financing in March 2005 for net proceeds of $905,190. The private placement financing was comprised of the issue of an aggregate of 3,145,000 units (each a “Unit”) at a price of $0.30 per Unit to an aggregate of 53 purchasers for total proceeds of $943,500. Each Unit is comprised of one share of common stock and one share purchase warrant (a “Warrant”). Each Warrant entitles the investor to purchase one additional share of common stock for a two year period at a price of $0.40 per share during the period from the date of issue to the date that is one year from the date of issue and at a price of $0.50 per share during the period from the date that is one year from the date of issue to the date that is two years from the date of issue. During our second quarter, we completed the filing of a registration statement with the Securities and Exchange Commission in order to register the resale by the investors of the private placement shares and the shares issuable upon exercise of the warrants.

Plan of Operations

We estimate that our total expenditures over the next twelve months will be approximately $1,500,000, as outlined above under the heading “Plan of Operations”. We anticipate that we will require a minimum of approximately $1,400,000 in additional financing to proceed with our plan of operations over the next twelve months. In addition, we anticipate that we will require additional financing in order to pursue our exploration programs beyond the preliminary exploration programs for our mineral properties that are outlined above.

If we are unable to achieve the necessary additional financing, then we plan to reduce the amounts that we spend on our exploration activities and administrative expenses in order to be within the amount of capital resources that are available to us. Specifically, we anticipate that we would defer drilling programs pending our obtaining additional financing. Given our plan to scale back our operations if we do not achieve additional financing, we anticipate that our current cash and working capital will be sufficient to enable us to sustain our operations and our interests in our mineral properties for the next twelve months.

Outstanding Convertible Note

We arranged for a $200,000 convertible note during the fiscal year ended December 31, 2004. On September 15, 2005 we completed an agreement whereby we repaid $100,000 of the convertible note along with $35,000 accrued interest and agreed to repay the remaining $100,000 within sixty days. With the completion of the first payment the convertible note was deemed to be repaid in full and the ability of the holder to convert the debt into common stock and share purchase warrants was cancelled.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Future Financings

We will require additional financing in order to proceed with the exploration of our mineral properties. We plan to complete private placement sales of our common stock in order to raise the funds necessary to pursue our plan of operations and to fund our working capital deficit. Issuances of additional shares will result in dilution to our existing shareholders. We currently do not have any arrangements in place for the completion of any private placement financings and there is no assurance that we will be successful in completing any private placement financings.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

CRITICAL ACCOUNTING POLICIES

Mineral Property Acquisition Payments and Exploration Costs

We have been in the exploration stage since our formation on September 25, 2003 and we have not yet realized any revenues from our planned operations. We are primarily engaged in the acquisition and exploration of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. Such costs will be amortized using the unitsof- production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

Stock Based Compensation

We have elected to apply intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). Under the intrinsic value method of accounting, compensation expense is recognized if the exercise price of our employee stock options is less than the market price of the underlying common stock on the date of grant. Stock-based compensation for employees is recognized on the straight-line basis over the vesting period of the individual options. Stock options granted to non-employees are accounted for under Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation” (SFAS 123), which establishes a fair value based method of accounting for stock based awards, and recognizes compensation expense based on the fair value of the stock award or fair value of the goods and services received, whichever is more reliably measurable. Under the provisions of SFAS 123, companies that elect to account for stock-based awards in accordance with the provisions of APB 25 are required to disclose pro forma net income (loss) that would have resulted from the use of the fair value based method under SFAS 123.

Foreign Currency Translation

Our functional and reporting currency is the United States dollar. Foreign currency transactions are primarily undertaken in Canadian dollars and are translated into United States dollars using exchange rates at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are re-measured at each balance sheet date at the exchange rate prevailing at the balance sheet date. Foreign currency exchange gains and losses are charged to operations. We have not, to the date of our September 30, 2005 financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

TABLE OF CONTRACTUAL OBLIGATIONS

Our known contractual obligations as of December 31, 2004, being the end of our last fiscal year, were as follows:

Payment due by period
Type of Contractual Obligation	Total	Less than 1 Year	1 – 3 Years	3 - 5 Years	More than 5 Years
Long-Term Debt Obligations	$200,000	-	$200,000	-	-
Capital (Finance) Lease Obligations	-	-	-	-	-
Operating Lease Obligations	-	-	-	-	-
Purchase Obligations	-	-	-	-	-
Other Long-Term Liabilities Reflected on the Company's Balance Sheet under the GAAP of the primary financial statements	-	-	-	-	-
Total	$200,000	-	$200,000	-	-

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, none of the following persons has any direct or indirect material interest in any transaction to which we were or are a party during the past two years, or in any proposed transaction to which the Company proposes to be a party:

(A)	any director or officer;

(B)	any proposed nominee for election as a director;

(C)	any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our common stock; or

(D)	any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary.

Acquisition of Lincoln Gold

The following of our directors, officers and 5% shareholders were issued the number of shares of our common stock set forth below in consideration of their sale of the number of shares of Lincoln Gold Corp. set forth below in connection with our acquisition of Lincoln Gold Corp., as more particularly described the section of this Prospectus entitled “Description of Business”.

Name	Number of Shares of Common Stock Issued	Original Number of Shares of Lincoln Gold Corp. held and transferred	Cost of purchase of Shares of Lincoln Gold Corp.
Paul Saxton Director, President, Chief Executive Officer and Chief Financial Officer	5,500,000	550,000	$5,500
Andrew Milligan Director	1,500,000	150,000	$1,500
James Currie Director	1,500,000 (1)	150,000	$1,500
James Chapman Director	1,500,000 (2)	150,000	$1,500
Joe Eberhard Dorfstrasse #15 CH 8903, Birmensdorf Switzerland	3,000,000	300,000	$3,000
Michael Baybak Suite 1200 750 West Pender Street Vancouver, B.C.	2,500,000	250,000	$2,500

(1)	Subsequently transferred 750,000 shares to Steven Chi.

(2)	Subsequently transferred 750,000 shares to Jeffrey Wilson.

Grant of Stock Options

Our directors and officers were granted the options to purchase shares of our common stock as set forth in the section of this prospectus entitled “Executive Compensation”.

Private Placement of Units

Sprott Asset Management Inc. purchased 1,700,000 units at a price of $0.30 per unit in December 2004 for an aggregate purchase price of $510,000. Each unit is comprised of one share of common stock and one share purchase warrant. Each warrant entitles the investor to purchase one additional share of common stock for a two year period at a price of $0.40 per share during the period from the date of issue to the date that is one year from the date of issue and at a price of $0.50 per share during the period from the date that is one year from the date of issue to the date that is two years from the date of issue. We have agreed to file a registration statement with the Securities and Exchange Commission in accordance with the requirements of the Securities Act of 1933 in order to register the resale by the investor of the shares and the shares issuable upon exercise of the warrants. We agreed to file the registration statement within 120 days from the date of completion of the sale of the units.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

OTC Bulletin Board

Shares of our common stock are quoted on the OTC Bulletin Board under the symbol LGCP. The following table indicates the high and low bid prices of our common stock during the periods indicated:

QUARTER ENDED	HIGH BID	LOW BID

September 30, 2005	$0.54	$0.23

June 30, 2005	$0.90	$0.44

December 31, 2004	$0.51	$0.31

October 30, 2004	$0.90	$0.42

June 30, 2004	$0.90	$0.28

March 31, 2004	$0. 28	$0.21

December 31, 2004	$0. 21	$0.21

October 30, 2004	$0. 21	$0.21

June 30, 2004	$0. 21	$0.10

March 31, 2004	$0. 05	$0.05

The source of the high and low bid information is the NASD OTC Bulletin Board. The market quotations provided reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

Penny Stock

Our common stock is considered “penny stocks” under the rules the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgement of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

HOLDERS OF COMMON SHARES

As at December 15, 2005, we had eighty-nine registered holders of our common stock.

DIVIDENDS

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EQUITY COMPENSATION PLAN INFORMATION.

As at December 31, 2004, we had one equity compensation plan under which our common shares have been authorized for issuance to our officers, directors, employees and consultants, namely our 2004 Stock Option Plan. Our 2004 Stock Option Plan has not been approved by our shareholders. We did not have any equity compensation plans that had not been approved by our shareholders as of the end of our fiscal year.

The following summary information is presented for our 2004 Stock Option Plan as of December 31, 2004.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity Compensation Plans Approved By Security Holders	Not Applicable	Not Applicable	Not Applicable
Equity Compensation Plans Not Approved By Security Holders	2,410,000 Shares of Common Stock	$0.60 per Share	90,000 Shares

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth compensation information as to our chief executive officer, Mr. Paul Saxton, and Mr. Peter, Bell, our former chief executive officer, for the past three fiscal years. None of our executive officers earned more than $100,000 during our most recently completed fiscal year. Mr. Saxton and Mr. Bell are our named executive officers. No other compensation was paid to any such officer or directors other than the cash and stock option compensation set forth below.

SUMMARY COMPENSATION TABLE
			ANNUAL COMPENSATION			LONG TERM COMPENSATION
Name	Title	Year	Salary	Bonus	Other Annual Compensation	AWARDS		PAYOUTS
						Restricted Stock Awarded	Options/ SARs * (#)	LTIP payouts ($)	All Other Compen- sation
Paul Saxton (1)	President, Chief Executive Officer, Chief Financial Officer and Director	2004	$4,500 (1)	0	0	0	430,000	0	0
Peter Bell (2)	Former Chief Executive Officer and Director	2004 2003 2002	$0 $0 $0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0

(1)

Mr. Saxton was appointed as a director and as our president, chief executive officer and chief financial officer on March 26, 2004. We paid a management fee of $4,500 to a private holding company of Mr. Saxton during our fiscal year ended December 31, 2004.

(2)	Mr. Bell resigned as our president and chief executive officer on March 26, 2004.

STOCK OPTION GRANTS

The following table sets forth information with respect to stock options granted to directors and officers, including our named executive officers, for our fiscal year ended December 31, 2004.

OPTION/SAR GRANTS IN LAST FISCAL YEAR (INDIVIDUAL GRANTS)
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees(1)	Exercise Price (per Share)	Expiration Date
Paul Saxton Director, President, Chief Executive Officer and Chief Financial Officer	430,000	21.4%	$0.60	May 25, 2007
Andrew Milligan Director	430,000	21.4%	$0.60	May 25, 2007
James Currie Director	200,000	9.9%	$0.60	May 25, 2007
James Chapman Director	200,000	9.9%	$0.60	May 25, 2007
Jeffrey Wilson Vice-President Exploration	430,000	21.4%	$0.60	May 25, 2007

EXERCISES OF STOCK OPTIONS AND YEAR-END OPTION VALUES

The following is a summary of the share purchase options exercised by our directors and officers, including our named executive officers, during our fiscal year ended December 31, 2004:

AGGREGATED OPTION/SAR EXERCISES DURING THE LAST FINANCIAL YEAR END AND FINANCIAL YEAR-END OPTION/SAR VALUES
Name (#)	Common Shares Acquired on Exercise	Value Realized ($)	Unexercised Options at Financial Year-End (#) exercisable/ unexercisable	Value of Unexercised In-The-Money Options/SARs at Financial Year- End ($) exercisable/ unexercisable
Paul Saxton Director, President, Chief Executive Officer and Chief Financial Officer	NIL	NIL	430,000/NIL	$NIL/$NIL
Andrew Milligan Director	NIL	NIL	430,000/NIL	$NIL/$NIL
James Currie Director	NIL	NIL	200,000/NIL	$NIL/$NIL
James Chapman Director	NIL	NIL	200,000/NIL	$NIL/$NIL
Jeffrey Wilson Vice-President Exploration	NIL	NIL	430,000/NIL	$NIL/$NIL

LONG-TERM INCENTIVE PLANS

We do not have any long-term incentive plans, pension plans, or similar compensatory plans for our directors or executive officers.

EMPLOYMENT CONTRACTS

We do not have any employment contracts with any of our officers or directors.

FINANCIAL STATEMENTS

The following consolidated financial statements of Lincoln Gold listed below are included with this prospectus. These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in U.S. dollars.

Audited Financial Statements for the Year Ended December 31, 2004	PAGE

Auditors’ Report	F-1

Consolidated Balance Sheets, December 31, 2004 and 2003	F-2

Consolidated Statements of Operations for the year ended December 31, 2004 and for the periods from inception (September 25, 2003) to December 31, 2004 and 2003	F-3

Consolidated Statements of Cash Flows for the year ended December 31, 2004 and for the periods from inception (September 25, 2003) to December 31, 2004 and 2003	F-4

Consolidated Statements of Stockholders’ Equity for the period from inception (September 25, 2003) to December 31, 2004	F-5

Notes to Consolidated Financial Statements	F-6

Unaudited Financial Statements for the nine months ended September 30, 2005	PAGE

Balance Sheet as at September 30, 2005	F-1

Statements of Operations for the period from September 25, 2003 (Date of Inception) to September 30, 2005 and for the nine months ended September 30, 2005 and 2004	F-2

Statements of Cash Flows for the period from September 25, 2003 (Date of Inception) to September 30, 2005 and for the nine months ended September 30, 2005 and 2004	F-3

Notes to Financial Statements	F-4

LINCOLN GOLD CORPORATION
(An Exploration Stage Company)

REPORT AND FINANCIAL STATEMENTS

December 31, 2004 AND 2003

F-i

A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON CHARTERED ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders,
Lincoln Gold Corporation
(formerly Braden Technologies Inc.)

We have audited the accompanying balance sheets of Lincoln Gold Corporation (formerly Braden Technologies Inc.) (An Exploration Stage Company) as of December 31, 2004 and 2003 and the related statements of operations, stockholders' deficiency and cash flows for the year ended December 31, 2004, the period September 25, 2003 (Inception) to December 31, 2003 and the period September 25, 2003 (Inception) to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material respects, the financial position of Lincoln Gold Corporation as of December 31, 2004 and 2003 and the results of its operations and its cash flows for the year ended December 31, 2004, the period September 25, 2003 (Inception) to December 31, 2003 and the period September 25, 2003 (Inception) to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the exploration stage and has no established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	“Amisano Hanson”
April 14, 2005	Chartered Accountants

750 WEST PENDER STREET, SUITE 604	TELEPHONE: 604-689-0188
VANCOUVER CANADA	FACSIMILE: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net

LINCOLN GOLD CORPORATION
(An Exploration Stage Company)
BALANCE SHEETS

	DECEMBER 31
	2004	2003

ASSETS

Current
Cash	$127,785	$15,405

LIABILITIES

Current
Accounts payable and accrued liabilities (Note 9)	$121,564	$15,374
Loans payable (Note 5)	50,180	-
	171,744	15,374

Note Payable (Note 6)	200,000	-
	371,744	15,374

STOCKHOLDERS’ EQUITY (DEFICIENCY)

Share Capital (Notes 7 and 10)
Authorized:
100,000,000 common shares, par value $0.001 per share

Issued and outstanding:
38,400,000 common shares at December 31, 2004 and
2,400,000 common shares at December 31, 2003
	38,400	2,400
Share subscriptions receivable	(528,000)	-
Additional paid-in capital	2,074,663	13,950

Deficit Accumulated During The Exploration Stage	(1,829,022)	(16,319)
	(243,959)	31

	$127,785	$15,405

Nature and Continuance of Operations (Note 1)
Commitments (Notes 4, 6, 7 and 10)
Subsequent Events (Notes 4 and 10)

SEE ACCOMPANYING NOTES

LINCOLN GOLD CORPORATION
(An Exploration Stage Company)
STATEMENTS OF OPERATIONS

		PERIOD FROM	PERIOD FROM
		INCEPTION	INCEPTION
	YEAR	SEPTEMBER 25	SEPTEMBER 25
	ENDED	2003 TO	2003 TO
	DECEMBER 31	DECEMBER 31	DECEMBER 31
	2004	2003	2004

Expenses
Advertising and investor relations	282,878	-	282,878
Filing and transfer fees	3,551	-	3,551
Foreign exchange	1,675	-	1,675
Interest	$19,047	$-	$19,047
Management fees (Note 9)	4,500	-	4,500
Mineral property acquisition and
exploration expenditures (Note 9)	263,126	11,509	274,635
Office and sundry	14,978	95	15,073
Professional fees	45,490	4,715	50,205
Stock based compensation	1,037,663	-	1,037,663
Travel	18,443	-	18,443

Net Loss For The Period	$(1,691,351)	$(16,319)	$(1,707,670)

Basic And Diluted Loss Per Share	$(0.06)	$(0.01)

Weighted Average Number Of Shares
Outstanding	30,228,219	1,187,629

SEE ACCOMPANYING NOTES

LINCOLN GOLD CORPORATION
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS

		PERIOD FROM	PERIOD FROM
		INCEPTION	INCEPTION
	YEAR	SEPTEMBER 25	SEPTEMBER 25
	ENDED	2003 TO	2003 TO
	DECEMBER 31	DECEMBER 31	DECEMBER 31
	2004	2003	2004

Cash Flows From Operating Activities
Net loss for the period	$(1,691,351)	$(16,319)	$(1,707,670)

Adjustment To Reconcile Net Loss To Net
Cash Used By Operating Activities
Stock based compensation	1,037,663	-	1,037,663

Changes In Non-Cash Operating Working
Capital
Accounts payable and accrued liabilities	3,820	15,374	19,194
	(649,868)	(945)	(650,813)

Cash Flows From Financing Activities
Share capital issued	1,040,000	16,350	1,056,350
Share subscriptions receivable	(528,000)	-	(528,000)
Note payable	200,000	-	200,000
Loans payable	50,180	-	50,180
	762,180	16,350	778,530

Increase In Cash	112,312	15,405	127,717

Net Cash Acquired On Acquisition of
Subsidiary	68	-	68

Cash, Beginning Of Period	15,405	-	-

Cash, End Of Period	$127,785	$15,405	$127,785

SEE ACCOMPANYING NOTES

LINCOLN GOLD CORPORATION
(An Exploration Stage Company)

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

					DEFICIT
	COMMON STOCK				ACCUMULATED
			SHARE	ADDITIONAL	DURING THE
			SUBSCRIPTIONS	PAID-IN	EXPLORATION
	SHARES	AMOUNT	RECEIVABLE	CAPITAL	STAGE	TOTAL

Shares issued for cash at $0.001	850,000	$850	$-	$-	$-	$850
Shares issued for cash at $0.01	1,550,000	1,550	-	13,950	-	15,500
Net loss for the year	-	-	-	-	(16,319)	(16,319)

Balance, December 31, 2003	2,400,000	2,400	-	13,950	(16,319)	31

Adjustment to number of shares issued
and outstanding as a result of the
acquisition of Lincoln Gold Corp.
Lincoln Gold Corp.	(2,400,000)	-	-	-	-	-
Lincoln Gold Corp. (formerly Braden
Technologies Inc.)	11,400,000	9,000	-	(9,000)	-	-
Fair value of shares issued in
connection with the acquisition
of Lincoln Gold Corp.	24,000,000	24,000	-	(4,950)	(19,050)	-

Net asset deficiency of legal parent at
date of reverse take-over transaction	-	-	-		(102,302)	(102,302)
				-
Shares issued for cash at $0.50	700,000	700	-	349,300	-	350,000
Shares issued for cash at $0.30	2,300,000	2,300	(528,000)	687,700	-	162,000
Stock based compensation	-	-	-	1,037,663	-	1,037,663
Net loss for the year	-	-	-	-	(1,691,351)	(1,691,351)

Balance, December 31, 2004	38,400,000	$38,400	$(528,000)	$2,074,663	$(1,829,022)	$(243,959)

SEE ACCOMPANYING NOTES

LINCOLN GOLD CORPORATION
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS

December 31, 2004 and 2003

1.	NATURE AND CONTINUANCE OF OPERATIONS

	a)	Organization

The Company was incorporated in the State of Nevada, U.S.A., on February 17, 1999 under the name of Braden Technologies Inc. Effective March 26, 2004, the Company acquired 100% of the issued and outstanding shares of Lincoln Gold Corp., a private company incorporated in the State of Nevada, USA, on September 25, 2003. On April 6, 2004, the Company and its subsidiary, Lincoln Gold Corp., merged to form Lincoln Gold Corporation.

	b)	Exploration Stage Activities

The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Upon location of a commercial minable reserve, the Company expects to actively prepare the site for its extraction and enter a development stage.

	c)	Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

As shown in the accompanying financial statements, the Company has incurred significant losses for the period from inception to December 31, 2004, and has no established source of revenue. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its mineral claims. Management has plans to seek additional capital through a private placement and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

2.	SIGNIFICANT ACCOUNTING POLICIES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and would impact future results of operations and cash flows.

Lincoln Gold Corporation
(An Exploration Stage Company)
Notes To Financial Statements
December 31, 2004 and 2003 – Page 2

2.	SIGNIFICANT ACCOUNTING POLICIES – (cont’d)

	a)	Mineral Property Acquisition Payments and Exploration Costs

The Company is in the exploration stage and expenses all costs related to the acquisition and exploration of mineral claims in which it has secured exploration rights prior to establishment of proven and probable reserves. To date, the Company has not established the commercial feasibility of its exploration prospects, therefore, all costs are being expensed.

	b)	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from these estimates and would impact future results of operations and cash flows.

	c)	Foreign Currency Translation

The Company’s functional currency is the U.S. dollar. Transactions in foreign currency are translated into U.S. dollars as follows:

		i)	monetary items at the rate prevailing at the balance sheet date;
		ii)	non-monetary items at the historical exchange rate;
		iii)	revenue and expense at the average rate in effect during the applicable accounting period.

	d)	Income Taxes

The Company has adopted Statement of Financial Accounting Standards No. 109 – “Accounting for Income taxes” (SFAS 109). This standard requires the use of an asset and liability approach for financial accounting, and reporting on income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

Lincoln Gold Corporation
(An Exploration Stage Company)
Notes To Financial Statements
December 31, 2004 and 2003 – Page 3

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	e)	Basic and Diluted Loss Per Share

In accordance with SFAS No. 128 – “Earnings Per Share”, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At December 31, 2004 and 2003, the Company has no stock equivalents that were anti-dilutive and excluded in the earnings per share computation.

	f)	Financial Instruments

The carrying values of the Company’s financial instruments, including cash, accounts payable and accrued liabilities and loans payable, approximates their fair values due to their short term maturities. The carrying value of the note payable also approximates fair value. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant currency, interest or credit risk arising from these financial instruments.

	g)	Stock Based Compensation

The Company has adopted the expense recognition provisions of the fair value method of accounting for employee stock compensation pursuant to FAS 123. Under the fair value expense recognition provisions of FAS 123, compensation expense is recognized over the vesting period based on the fair value of stock based compensation as of the date of grant. In accordance with these provisions, the Company determines the fair value of all new stock based compensation awarded at the grant date and recognize this amount as expense over the vesting period.

	h)	Recent Accounting Pronouncements

In April 2003, the FASB issued Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies accounting for derivative instruments, including certain embedded derivatives, and for hedging activities under Statement 133. Statement 149 is effective for contracts entered into or modified after June 30, 2003. Adopting this new standard is not expected to have a significant impact on the Company’s financial statements.

Lincoln Gold Corporation
(An Exploration Stage Company)
Notes To Financial Statements
December 31, 2004 and 2003 – Page 4

2.	SIGNIFICANT ACCOUNTING POLICIES – (cont’d)

	g)	Recent Accounting Pronouncements – (cont’d)

In May 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. The Statement requires that certain financial instruments previously classified as equity in statements of financial position be classified as liabilities. The provisions in Statement 150 are effective for financial instruments entered into or modified after May 31, 2003, and otherwise at the beginning of the first interim period beginning after June 15, 2003 for public companies. Adopting this new standard is not expected to have a significant impact on the Company’s financial statements.

In November 2004, the FASB issued Statement 151, “Inventory Costs”. This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing”, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Statement 151 requires that those items be recognized as current period charges regardless of whether they meet the criterion of “so abnormal”. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. Statement 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted in certain circumstances. Adopting this new standard is not expected to have a significant impact on the Company’s consolidated financial statements.

In December 2004, FASB has also issued SFAS No. 152 and 153 but they will not have any relationship to the operations of the Company, therefore, a description of each and their respective impact on the Company’s operations have not been disclosed.

3.	ACQUISITION OF LINCOLN GOLD CORP.

Effective March 26, 2004, Braden Technologies Inc. acquired 100% of the issued and outstanding shares of Lincoln Gold Corp. by issuing 24,000,000 common shares. Since the transaction resulted in the former shareholders of Lincoln Gold Corp. owning the majority of the issued shares of Braden Technologies Inc., the transaction, which is referred to as a “reverse acquisition”, has been treated for accounting purposes as an acquisition by Lincoln Gold Corp. of the net assets and liabilities of Braden Technologies Inc. Under this purchase method of accounting, the results of operations of Braden Technologies Inc. are included in these consolidated financial statements from March 26, 2004. The comparative figures for the year ended December 31, 2003 are those of Lincoln Gold Corp.

Lincoln Gold Corporation
(An Exploration Stage Company)
Notes To Financial Statements
December 31, 2004 and 2003 – Page 5

3.	ACQUISITION OF LINCOLN GOLD CORP. – (cont’d)

Braden Technologies Inc. had a net asset deficiency at the acquisition date, therefore, the 24,000,000 common shares issued on acquisition were issued at an ascribed value of $Nil with the net asset deficiency of $102,302 charged to deficit. Lincoln Gold Corp. is deemed to be the purchaser for accounting purposes. Accordingly, its net assets are included in the consolidated balance sheet at their previously recorded amounts.

Effective March 26, 2004, Braden Technologies Inc. changed its name to Lincoln Gold Corporation.

The acquisition is summarized as follows:

Current Assets	$68
Current Liabilities	(102,370)

Net Asset (Deficiency)	$(102,302)

4.	MINERAL PROPERTY INTERESTS

	a)	Hannah Property

The Company has entered into an option agreement dated December 24, 2003 for the acquisition of a 100% interest in twenty-three unpatented lode claims in Churchill County, Nevada. The option agreement calls for net smelter royalties of 1% to 4% upon production and has a provision for termination for non-compliance. Pursuant to the option agreement, the Company is required to make option payments totalling $210,000 as follows:

		i)	$5,000 upon signing the agreement (paid);
		ii)	$5,000 on January 10, 2005 (paid subsequent to December 31, 2004);
		iii)	$10,000 on January 10, 2006;
		iv)	$15,000 on January 10, 2007;
		v)	$25,000 on January 10th of each year from 2008 to 2012; and
		vi)	$50,000 on January 10, 2013.

Lincoln Gold Corporation
(An Exploration Stage Company)
Notes To Financial Statements
December 31, 2004 and 2003 – Page 6

4.	MINERAL PROPERTY INTERESTS – (cont’d)

	b)	Lincoln Flat Property

The Company has entered into an option agreement dated December 24, 2003 for the acquisition of a 100% interest in twelve mineral claims in Lyon and Douglas Counties, Nevada. The option agreement calls for net smelter royalties of 1% - 4% upon production and has a provision for termination for non-compliance. Pursuant to the option agreement, the Company is required to make option payments totalling $210,000 as follows:

		i)	$5,000 upon signing the agreement (paid);
		ii)	$5,000 on January 10, 2005 (paid subsequent to December 31, 2004);
		iii)	$10,000 on January 10, 2006;
		iv)	$15,000 on January 10, 2007;
		v)	$25,000 on January 10th of each year from 2008 to 2012; and
		vi)	$50,000 on January 10, 2013.

	c)	JDS Property

The Company acquired, by staking, a 100% interest in seventy-seven mineral claims in Eureka County, Nevada.

	d)	Basin Property

The Company has entered into an option agreement dated February 12, 2004 for the acquisition of a 100% interest in ten mineral claims in Nye County, Nevada. The option agreement calls for net smelter royalties upon production and has a provision for termination for non-compliance. Pursuant to the option agreement, the Company is required to make option payments totalling $94,200 as follows:

		i)	$3,200 upon signing the agreement (paid);
		ii)	$1,000 by August 1, 2004 (paid);
		iii)	$15,000 by March 1, 2006;
		iv)	$25,000 by March 1, 2007;
		v)	$50,000 by March 1, 2008.

In addition, the Company has agreed to drill a minimum of six reverse circulation holes on the claims by August 15, 2005, or make a cash payment of $10,000.

Lincoln Gold Corporation
(An Exploration Stage Company)
Notes To Financial Statements
December 31, 2004 and 2003 – Page 7

4.	MINERAL PROPERTY INTERESTS – (cont’d)

	e)	Hercules Property

By Letter Agreement dated April 18, 2004, the Company entered into a joint venture agreement under which it could earn up to a 60% interest in the Hercules mineral project. To earn its interest, the Company would pay $10,000 (paid) and complete a work program on the property of $75,000, or 3,600 feet of drilling by September 18, 2004. The Company would also be committed to incur minimum work commitments of $150,000 in each of 2005 and 2006, and $200,000 in 2007.

After completing an initial work program, the Company elected to abandon its interest in the joint venture agreement.

	f)	Buffalo Valley Property

By Letter Agreement dated July 9, 2004, the Company entered into a mining property lease agreement for a term of 20 years. The Company paid $10,000 on signing, and is committed to pay advance royalties of $20,000 in each of the first two years, $40,000 each in the third and fourth years, escalating to $80,000 per year plus a cost of living increase in year eleven.

The agreement is subject to a net smelter return royalty ranging from 3% to 5%.

	g)	Jenny Hill Property

By Letter Agreement dated September 28, 2004, the Company entered into a mining property lease agreement comprising ninety-seven mineral claims in Mineral and Nye Counties, Nevada for a term of 7 years. The Company is committed to pay advance royalties totalling $1,500,000 over a seven year period, and complete a work program on the property of $50,000 in the first year, and $100,000 every year thereafter.

The agreement is subject to a net smelter return royalty of 2%.

5.	LOANS PAYABLE

	2004	2003

Interest at 5% per annum, unsecured and repayable on demand	$46,000	$-

Interest free, unsecured, repayable on demand, due to a director of the Company	4,180	-

	$50,180	$-

Lincoln Gold Corporation
(An Exploration Stage Company)
Notes To Financial Statements
December 31, 2004 and 2003 – Page 8

6.	NOTE PAYABLE

On January 28, 2004, Lincoln Gold Corp. issued a $200,000 convertible note with 5,000,000 warrants to purchase common stock of the Company at $0.04 per share which expire on January 28, 2006. The note carries an interest rate of 10% compounded monthly and is due on January 28, 2006. The interest is payable annually with the second year interest payment due with the principal amount. The holder can convert any portion of the debt to common stock at a value of $0.04 per share until the maturity date. Warrants can be exercised at a minimum of 1,000 shares per exercise at $0.04 per share until the expiration date.

7.	COMMON STOCK

Commitments: (Note 6)

Stock Options

A summary of the change in stock options for the year ended December 31, 2004 is presented below:

WEIGHTED
	NUMBER	AVERAGE
	OF	EXERCISE
	OPTIONS	PRICE

Outstanding, December 31, 2003	-	-

Granted	2,410,000	$0.60
Expired	-	-

Outstanding and exercisable, December 31, 2004	2,410,000	$0.60

As at December 31, 2004, the following stock options were outstanding:

NUMBER	EXERCISE	EXPIRY
OF OPTIONS	PRICE	DATE

2,010,000	$0.60	May 25, 2007
400,000	$0.60	September 1, 2007

Lincoln Gold Corporation
(An Exploration Stage Company)
Notes To Financial Statements
December 31, 2004 and 2003 – Page 9

7.	COMMON STOCK – (cont’d)

Commitments: (Note 6) – (cont’d)

Stock Options – (cont’d)

The following assumptions were used for recording stock-based compensation expense using the Black-Scholes model:

Risk-free interest rate	2.50%
Dividend-free yield	0%
Expected volatility	115.37%
Weighted average expected stock option life	2 years

The weighted average fair value of the employee and director stock options granted was $0.43 per share.

Share Subscriptions Receivable

During the year ended December 31, 2004, the Company issued 2,300,000 units at $0.30 per unit for total proceeds of $690,000 of which $528,000 is recorded as share subscriptions receivable.

Each unit consists of one common share and one share purchase warrant entitling the holder to purchase one additional share at $0.40 for one year or at $0.50 for a second year. Subsequent to December 31, 2004 the share subscriptions receivable were received in cash.

8.	INCOME TAXES A reconciliation of income taxes at statutory rates with the reported rates is as follows:

	2004	2003

Net loss for the period	$(1,691,351)	$(16,319)

Statutory rate	35%	35%
Expected income tax recovery	592,000	5,700
Non-deductible items	(390,800)	-
Unrecognized benefits of non-capital losses	(201,200)	(5,700)

Income taxes	$-	$-

Lincoln Gold Corporation
(An Exploration Stage Company)
Notes To Financial Statements
December 31, 2004 and 2003 – Page 10

8.	INCOME TAXES – (cont’d)

The components of the deferred tax assets are as follows:

	2004	2003

Deferred tax assets
Net operating loss carryforward	$207,000	$5,700
Exploration expenditures	27,600	-

Deferred tax asset	234,600	5,700
Valuation allowance	(234,600)	(5,700)

Deferred tax asset, net	$-	$-

The valuation allowance reflects the Company’s estimates that the tax assets more likely than not will not be realized. The Company has net operating losses of approximately $585,500 which expire in 2023 and 2024.

9.	RELATED PARTY TRANSACTIONS (Note 5)

During the years ended December 31, 2004 and 2003, the Company incurred the following expenses with an officer and a company with a director in common:

	2004	2003

Management fees	$4,500	$-
Mineral property exploration expenditures	$4,709	$-

These expenditures were recorded at the exchange amount which is the amount agreed to by the transacting parties.

Included in accounts payable is $8,299 (2003: $250) due to related parties which include directors, officers and a company with a director in common.

10.

SUBSEQUENT EVENTS (Notes 4 and 7)

Subsequent to December 31, 2004, the Company completed the placement of 3,158,000 units at $0.30 per unit for proceeds of $947,400. Each units consists of one common share and one share purchase warrant. Each warrant entitles the holder to purchase one additional share at $0.40 for one year or at $0.50 for a second year.

LINCOLN GOLD CORPORATION
(An Exploration Stage Company)

FINANCIAL STATEMENTS
for the nine months ended September 30, 2005

PAGE

Balance Sheet as at September 30, 2005	F-1

Statements of Operations for the three and nine months ended September 30, 2005 and 2004 and for the period from inception (September 25, 2003) to September 30, 2005	F-2

Statements of Cash Flows for the three and nine months ended September 30, 2005 and 2004 and for the period from inception (September 25, 2003) to September 30, 2005	F-3

Notes to Financial Statements	F-4

F-i

Lincoln Gold Corporation
(An Exploration Stage Company)
Balance Sheet
(Expressed in U.S. dollars)
(Unaudited)

September 30,
2005
$

ASSETS

Current Assets
Cash	238,613
Prepaid expenses	8,579

Total Current Assets	247,192

Property and Equipment (Note 4)	8,050

Total Assets	255,242

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

Accounts payable	46,761
Accured liabilities	3,500
Due to related parties (Note 7)	1,672
Note payable (Note 8)	100,000

Total Liabilities	151,933

Commitments and Contingencies (Note 1 and 5)

Stockholders' Equity

Common Stock (Note 9), 100,000,000 shares authorized, $0.001 par value
41,865,000 shares issued and outstanding	41,865

Additional Paid-in Capital	3,092,488

Deficit Accumulated During the Exploration Stage	(3,031,044)

Total Stockholders' Equity	103,109

Total Liabilities and Stockholders' Equity	255,242

F-1
(The accompanying notes are an integral part of these financial statements)

Lincoln Gold Corporation
(An Exploration Stage Company)
Statements of Operations
(Expressed in U.S. dollars)
(Unaudited)

	From
	September 25,
	2003	For the nine	For the nine	For the three	For the three
	(Date of Inception)	Months Ended	Months Ended	Months Ended	Months Ended
	September 30,	September 30,	September 30,	September 30,	September 30,
	2005	2005	2004	005	2004
	$	$	$	$	$

Revenue	-	-	-	-	-

Expenses

Advertising and investor relations	598,327	315,449	268,055	18,364	11,280
Amortization	1,256	1,256	-	784	-
Filing and transfer fees	14,200	10,649	1,849	1,568	505
Foreign exchange	1,838	163	1,198	(291)	1,861
General and administrative	71,967	56,894	5,821	18,624	5,005
Management fees	80,347	75,847	2,500	27,832	1,500
Mineral property acquisition and
exploration expenditures	809,525	534,890	223,182	207,665	185,037
Professional fees	109,353	59,148	32,689	17,582	6,899
Stock-based compensation	1,145,663	108,000	-	108,000	-
Travel	41,484	23,041	6,357	4,704	5,143

Total expenses	2,873,960	1,188,975	541,651	408,470	217,230

Net Loss Before Other Items	(2,877,598)	(1,185,337)	(541,651)	(404,832)	(217,230)

Other Income (Expense)
Interest income	2,431	2,431	-	-	-
Interest expense	(38,163)	(19,116)	(14,904)	(5,490)	(5,900)

Net Loss For the Period	(2,909,692)	(1,202,022)	(556,555)	(410,322)	(223,130)

Net Loss Per Share - Basic and Diluted		(0.03)	(0.02)	(0.01)	(0.01)

Weighted Average Shares Outstanding		40,814,000	28,194,000	40,814,000	36,100,000

F-2
(The accompanying notes are an integral part of these financial statements)

Lincoln Gold Corporation
(An Exploration Stage Company)
Statements of Cash Flows
(Expressed in U.S. dollars)
(Unaudited)

	From
	September 25, 2003	For the nine	For the nine
	(Date of Inception)	Months Ended	Months Ended
	to September 30,	September 30,	September 30,
	2005	2005	2004
	$	$	$
Cash Flows Used In Operating Activities
Net loss for the period	(2,909.692)	(1,202,022)	(556,555)
Adjustments to reconcile net loss to cash used in
operating activities:
Amortization	1,256	1,256	-
Stock-based compensation	1,145,663	108,000	-
Changes in operating assets and liabilities:
Prepaids	(8,579)	(8,579)	-
Account payable and accrued liabilities	(52,109)	(63,004)	(57)
Due to related parties	(418)	(8,717)	-
Net Cash Used in Operating Activities	(1,823,879)	(1,173,066)	(556,612)
Cash Flows Used in Investing Activities
Purchase of property and equipment	(9,306)	(9,306)	-
Net Cash Flows Used in Investing Activities	(9,306)	(9,306)	-
Cash Flows From Financing Activities
Cash aquired on acquisition of subsidiary	68	-	68
Proceeds from loans payable	50,180	-	-
Repayment of loan payable	(48,090)	(48,090)	-
Issuance of note payable	100,000	(100,000)	200,000
Proceeds from share subscriptions receivable	-	528,000	-
Proceeds from issuance of common stock	1,969,640	913,290	350,000
Net Cash Flows From Financing Activities	2,071,798	1,293,200	550,068
Increase (Decrease) in Cash	238,613	110,828	(6,544)
Cash - Beginning of Period	-	127,785	15,405
Cash - End of Period	238,613	238,613	8,861
Non-cash Investing and Financing Activities
Shares issued to creditors for services	108,000	108,000	-

Supplemental Disclosures
Interest paid	35,000	35,000	-
Income tax paid	-	-	-

F-3
(The accompanying notes are an integral part of these financial statements)

Lincoln Gold Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
September 30, 2005
(Expressed in U.S. dollars)
(unaudited)

1.	Exploration Stage Company

The Company was incorporated in the State of Nevada, USA, on February 17, 1999 under the name of Braden Technologies Inc. Effective March 26, 2004, the Company acquired 100% of the issued and outstanding shares of Lincoln Gold Corp., a private company incorporated in the State of Nevada, USA, on September 25, 2003. On April 6, 2004, the Company and its subsidiary, Lincoln Gold Corp., merged to form Lincoln Gold Corporation.

The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises”. The Company’s principal business is the acquisition and exploration of mineral resources. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and to determine the existence, discovery and successful exploitation of economically recoverable reserves in its resource properties, confirmation of the Company’s interests in the underlying properties, and the attainment of profitable operations. As at September 30, 2005, the Company has never generated any revenues and has accumulated losses of $3,031,044 since inception. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

2.	Summary of Significant Accounting Policies

	a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in U.S. dollars. The Company’s fiscal year-end is December 31.

	b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

	c)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128 “Earnings per Share”. SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted

F-4

Lincoln Gold Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
September 30, 2005
(Expressed in U.S. dollars)
(unaudited)

average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-covered method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

d)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at September 30, 2005 and 2004, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

e)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

f)	Property and Equipment

Property and equipment consists of office equipment and fixtures, computer software, and computer hardware and is recorded at cost. Amortization is based on a straight line basis over the following periods: Office equipment and fixtures – five years; computer software – two years; computer hardware – three years.

g)	Mineral Property Costs

The Company has been in the exploration stage since its formation on September 25, 2003 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

h)	Financial Instruments

The fair values of cash, accounts payable, accrued liabilities and due to related parties approximate their carrying values due to the immediate or short-term maturity of these financial instruments.

i)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely that not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net

F-5

Lincoln Gold Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
September 30, 2005
(Expressed in U.S. dollars)
(unaudited)

operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

j)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Foreign currency transactions are primarily undertaken in Canadian dollars and are translated into United States dollars using exchange rates at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are remeasured at each balance sheet date at the exchange rate prevailing at the balance sheet date. Foreign currency exchange gains and losses are charged to operations. The Company has not, to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

k)	Stock-based Compensation

The Company has elected to apply intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). Under the intrinsic value method of accounting, compensation expense is recognized if the exercise price of the Company’s employee stock options is less than the market price of the underlying common stock on the date of grant. Stock-based compensation for employees is recognized on the straight-line basis over the vesting period of the individual options. Stock options granted to non-employees are accounted for under Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation” (SFAS 123), which establishes a fair value based method of accounting for stock based awards, and recognizes compensation expense based on the fair value of the stock award or fair value of the goods and services received, whichever is more reliably measurable. Under the provisions of SFAS 123, companies that elect to account for stock- based awards in accordance with the provisions of APB 25 are required to disclose pro forma net income (loss) that would have resulted from the use of the fair value based method under SFAS 123.

l)	Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In December 2004, FASB issued SFAS No. 153 “Exchanges of Non-monetary assets – An amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Non-monetary Transactions”, is based on the principle that exchanges of non-monetary

F-6

Lincoln Gold Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
September 30, 2005
(Expressed in U.S. dollars)
(unaudited)

assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In December 2004, the FASB issued SFAS No. 123R, “Share Based Payment”. SFAS 123R is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services. It also addresses transactions in which an entity incurs liabilities in exchange for goods and services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. For non-public entities, SFAS 123R must be applied as of the beginning of the first annual reporting period beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In March, 2005, the SEC staff issued Staff Accounting Bulletin No. 107 (“SAB 107”) to give guidance on the implementation of SFAS 123R. The Company will consider SAB 107 during implementation of SFAS 123R.

m)	Interim Financial Statements

These interim financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

F-7

Lincoln Gold Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
September 30, 2005
(Expressed in U.S. dollars)
(unaudited)

	n)	Reclassifications

Certain reclassifications have been made to the prior year’s financial statements to conform to the current period’s presentation

3.	Acquisition of Lincoln Gold Corp.

Effective March 26, 2004, Braden Technologies Inc acquired 100% of the issued and outstanding shares of Lincoln Gold Corp. by issuing 24,000,000 common shares. Since the transaction resulted in the former shareholders of Lincoln Gold Corp. owning the majority of the issued shares of Braden Technologies Inc., the transaction, which is referred to as a “reverse acquisition”, has been treated for accounting purposes as an acquisition by Lincoln Gold Corp. of the net assets and liabilities of Braden Technologies Inc. Under this purchase method of accounting, the results of operations of Braden Technologies Inc. are included in these consolidated financial statements from March 26, 2004.

Braden Technologies Inc. had a net asset deficiency at the acquisition date, therefore, the 24,000,000 common shares issued on acquisition were issued at a ascribed value of $Nil with the net asset deficiency of $102,302 charged to deficit. Lincoln Gold Corp is deemed to be the purchaser for accounting purposes. Accordingly, its net assets are included in the consolidated balance sheet at their previously recorded amounts.

Effective March 26, 2004, Braden Technologies Inc. changed its name to Lincoln Gold Corporation.

The acquisition is summarized as follows:

Current Assets	$ 68
Current Liabilities	(102,370)

Net Asset (Deficiency)	$ (102,302)

4.	Property and Equipment

	Cost $	Accumulated Amortization $	September 30, 2005 Net Carrying Value $	December 31, 2004 Net Carrying Value $

Office Equipment & Fixtures	3,285	295	2,990	-
Computer Hardware	4,676	513	4,163	-
Computer Software	1,345	448	897	-

	9,306	1,256	8,050	-

5.	Mineral Property Interests

a)	Hannah Property

The Company has entered into an option agreement dated December 24, 2003 for the acquisition of a 100% interest in twenty-three unpatented lode claims in Churchill County, Nevada. The option agreement calls for net smelter royalties of 1% to 4% upon production and has a provision for termination for non-compliance. Pursuant to the option agreement, the Company is required to make option payments totaling $210,000 as follows:

	i.	$5,000 upon signing the agreement (paid)
	ii.	$5,000 on January 10, 2005 (paid)
	iii.	$10,000 on January 10, 2006
	iv.	$15,000 on January 10, 2007
	v.	$25,000 on January 10th of each year from 2008 to 2012 ; and
	vi.	$50,000 on January 10, 2013

F-8

Lincoln Gold Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
September 30, 2005
(Expressed in U.S. dollars)
(unaudited)

b)	Lincoln Flat Property

The Company has entered into an option agreement dated December 24, 2003 for the acquisition of a 100% interest in twelve mineral claims in Lyon and Douglas Counties, Nevada. The option agreement calls for net smelter royalties of 1% - 4% upon production and has a provision for termination for non-compliance. Pursuant to the option agreement, the Company is required to make option payments totaling $210,000 as follows:

	i.	$5,000 upon signing the agreement (paid)
	ii.	$5,000 on January 10, 2005 (paid)
	iii.	$10,000 on January 10, 2006
	iv.	$15,000 on January 10, 2007
	v.	$25,000 on January 10th of each year from 2008 to 2012; and
	vi.	$50,000 on January 10, 2013

During the three months ended September 30, 2005, the Company determined not to proceed with the option agreement. The Company has no further obligation with respect to either the Lincoln Flat Project or the option agreement, other than to complete approximately $15,000 of reclamation work relating to the drilling that was completed.

c)	JDS Property

The Company acquired, by staking a 100% interest in seventy-seven mineral claims in Eureka County, Nevada.

d)	Basin Property

The Company entered into an option agreement dated February 12, 2004 for the acquisition of a 100% interest in ten mineral claims in Nye County, Nevada. The option agreement calls for net smelter royalties upon production and has a provision for termination for non- compliance. Pursuant to the option agreement, the Company is required to make option payments totaling $94,200 as follows:

	i.	$3,200 upon signing the agreement (paid)
	ii.	$1,000 by August 1, 2004 (paid)
	iii.	$15,000 by March 1, 2006
	iv.	$25,000 by March 1, 2007
	v.	$50,000 by March 1, 2008

In addition, the Company agreed to drill a minimum of six reverse circulation holes on the claims by August 15, 2005, or make a cash payment of $10,000.

The Company has determined not to proceed with the drill program on the Basin Property, as required to be completed by August 15, 2005, based on the determination to prioritize exploration of the other Nevada mineral properties. Accordingly, the Company’s interest in the Basin Property lapsed August 15, 2005.

F-9

Lincoln Gold Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
September 30, 2005
(Expressed in U.S. dollars)
(unaudited)

	e)	Buffalo Valley Property

By Letter Agreement dated July 9, 2004, the Company entered into a mining property lease agreement for a term of 20 years. The Company paid $10,000 on signing, and is committed to pay advance royalties of $20,000 in each of the first two years, $40,000 each in the third and fourth year, escalating to $80,000 per year plus a cost of living increase in year eleven.

The agreement is subject to a net smelter return royalty ranging form 3% to 5%.

	f)	Jenny Hill Property

By Letter Agreement dated September 28, 2004, the Company entered into a mining property lease agreement comprising ninety-seven mineral claims in Mineral and Nye Counties, Nevada for a term of 7 years. The Company is committed to pay advance royalties totaling $1,500,000 over a seven year period, and complete a work program on the property of $50,000, in the first year, and $100,000 every year thereafter.

The agreement is subject to a net smelter return royalty of 2%.

	g)	La Bufa Property

On August 5, 2005, the Company entered into a Letter of Intent with Almaden Minerals Ltd. (“Almaden”), a public company listed on the Toronto Stock Exchange, to form a joint venture for the exploration and development of the La Bufa property, located in Chihuahua, Mexico. The property is held by Mineral Gavilan, S.A. de C.V., a Mexican corporation 100% owned by Almaden. Under the Letter of Intent, the Company may acquire a 51% interest in the Bufa property by spending $2,000,000 on the property over four years and by issuing 350,000 restricted shares of the Company to Almaden over a five year period. In addition, the Company may acquire another 9% of the property by spending an additional $1,000,000 on the property. If production is achieved, the Company will pay a bonus of 100,000 restricted shares to Almaden. The Company is committed to spend $100,000 in the first year.

6.	Loans Payable

During the three months ended March 31, 2005, the Company repaid the loan payable of $46,000, which bore interest at 5% per annum, was unsecured and was repayable on demand.

7.	Related Party Transactions

	a)	During the nine months ended September 30, 2005, the Company paid management fees of $49,098 to an officer of the Company and $26,750 to a company with a director related to the Company.

b)

At September 30, 2005, the Company owed various directors, officers and a company with a director related to the Company, $1,672 (December 31, 2004 - $12,479). These amounts are unsecured, non-interest bearing and due on demand.

8.	Note Payable

On January 28, 2004, the Company issued a $200,000 convertible note with 5,000,000 warrants to purchase common stock of the Company at $0.04 per share which expire on January 28, 2006.

F-10

Lincoln Gold Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
September 30, 2005
(Expressed in U.S. dollars)
(unaudited)

The note carries an interest rate of 10% compounded monthly and is due on January 28, 2006. The interest is payable annually with the second year interest payment due with the principal amount. The holder can convert any portion of the debt to common stock at the value of $0.04 per share until the maturity date. Warrants can be exercised at a minimum of 1,000 shares per exercise at $0.04 per share until the expiration date.

On September 15, 2005 the Company completed an agreement whereby the Company repaid $100,000 of the convertible note along with $35,000 accrued interest and agreed to repay the remaining $100,000 within sixty days. With the completion of the first payment the convertible note was deemed to be repaid in full and both the conversion of debt to common stock along with the warrants was cancelled.

9.	Common Stock

a)

On December 20, 2004, the Company issued 2,300,000 units at $0.30 per unit for total cash proceeds of $690,000. Each unit consisted of one common share and one share purchase warrant entitling the holder to purchase one additional share at $0.40 for one year or at $0.50 per share for a second year. During the three months ended March 31, 2005, the Company received the balance of the share subscription receivable of $528,000.

b)

On March 10, 2005, the Company completed a private placement offering by issuing 2,045,000 units at $0.30 per unit for total cash proceeds of $613,500, of which $468,000 was recorded as share subscriptions receivable. Each unit consists of one common share and one share purchase warrant entitling the holder to purchase one additional share at $0.40 for one year or at $0.50 per share for a second year. The Company paid commissions of $38,010 in connection with this offering. In April 2005, the Company received the balance of the share subscription receivable of $468,000.

c)

On March 10, 2005, the Company completed a private placement offering by issuing 1,100,000 units at $0.30 per unit for total cash proceeds of $330,000, of which $84,000 is recorded as share subscriptions receivable. Each unit consists of one common share and one share purchase warrant entitling the holder to purchase one additional share at $0.40 for one year or at $0.50 per share for a second year. The Company paid commissions of $4,200 in connection with this offering. In April 2005, the Company received the balance of the share subscription receivable of $84,000.

	d)	On August 15, 2005, the Company issued 300,000 shares of common stock with a fair value of $108,000 in consideration for providing investor relations and shareholder communication services.

F-11

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We engaged Manning Elliott, Chartered Accountants as our principal independent accountant effective May 4, 2005. We dismissed Amisano Hanson, Chartered Accountants ("Amisano Hanson") as our principal independent accountant effective May 4, 2005. The decision to change principal independent accountants has been approved by our board of directors.

Amisano Hanson’s report dated April 14, 2005 on the balance sheets of Lincoln Gold Corporation as at December 31, 2004 and 2003 and the statements of operations, stockholders' deficiency and cash flows for the year ended December 31, 2004 and for the periods from inception (September 25, 2003) to December 31, 2004 and 2003 did not contain any adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope, or accounting principles.

In connection with the audits of the two fiscal years ended December 31, 2004 and 2003 and the subsequent interim period through to April 14, 2005, there were no disagreements with Amisano Hanson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of Amisano Hanson would have caused them to make reference thereto in their reports on our audited financial statements.

We provided Amisano Hanson with a copy of the foregoing disclosures and requested in writing that Amisano Hanson furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not they agree with such disclosures. We received the requested letter from Amisano Hanson wherein they have confirmed their agreement to our disclosures. A copy of Amisano Hanson’s letter has been filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 10, 2005.

We dismissed DeMello & Company, Chartered Accountants ("DeMello & Company") as our principal independent accountant effective February 14, 2005. We engaged Amisano Hanson, Chartered Accountants as our principal independent accountant effective February 14, 2005. The decision to change principal independent accountants has been approved by our board of directors.

DeMello & Company's report dated February 23, 2004 on the balance sheets of Braden Technologies Inc. as at December 31, 2003 and 2002 and the statements of operations, stockholders' deficiency and cash flows for the years ended December 31, 2003 and 2002 did not contain any adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope, or accounting principles.

In connection with the audits of the two fiscal years ended December 31, 2003 and 2002 and the subsequent interim period through to February 14, 2005, there were no disagreements with DeMello & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of the DeMello & Company would have caused them to make reference thereto in their reports on our audited financial statements.

We provided DeMello & Company with a copy of the foregoing disclosures and requested in writing that DeMello & Company furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not they agree with such disclosures. We received the requested letter from DeMello & Company wherein they have confirmed their agreement to our disclosures. A copy of DeMello & Company’s letter has been filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2005.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes, our articles of incorporation and our bylaws.

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

“Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the articles of incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a)	His act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b)	His breach of those duties involved intentional misconduct, fraud or a knowing violation of law.”

Section 78.5702 of the NRS provides as follows:

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	Is not liable pursuant to NRS 78.138; or

(b)

Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	Is not liable pursuant to NRS 78.138; or

(b)	Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation

Our articles of incorporation do not limit the automatic director immunity from liability under the NRS.

Our articles of incorporation further provide that, to the fullest extent permitted by NRS 78, a director or officer of the Corporation will not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that this article will not eliminate or limit the liability of a director or officer for:

(a)	acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

(b)	the payment of distributions in violation of NRS 78.300, as amended.

Our articles of incorporation further provide that:

1.      we will indemnify to the fullest extent permitted by law any person (the “Indemnitee”) made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he or she is or was a director of the Corporation or is or was serving as a director, officer, employee or agent of another entity at the request of the Corporation or any predecessor of the Corporation against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements) that he or she incurs in connection with such action or proceeding.

2.      we will, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with defending any proceeding for which he or she is indemnified by the Corporation, in advance of the final disposition of such proceeding; provided that the Corporation has received the undertaking of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the director or officer is not entitled to be indemnified for such expenses.

Our Bylaws

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;

(2)	the proceeding was authorized by our Board of Directors;

(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4)	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Opinion of the Securities and Exchange Commission

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is a list of the expenses to be incurred by Lincoln Gold in connection with the preparation and filing of this Registration Statement. All amounts shown are estimates except for the SEC registration fee:

Securities and Exchange Commission registration fee	$16.04

Accounting fees and expenses	$5,000

Legal fees and expenses	$25,000

Transfer agent and registrar fees	$1,500

Fees and expenses for qualification under state securities laws	$0

Miscellaneous (including Edgar filing fees)	$2,000

Total	$28,500.00

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage or underwriting discounts or commissions paid by the selling shareholders to broker-dealers in connection with the sale of their shares.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

We have completed the following issuances of securities without registration under the Securities act of 1933 (the “1933 Act”) during the past three years:

March 26, 2004

We completed the acquisition of Lincoln Gold Corp. on March 26, 2004. The Company acquired all of the issued and outstanding shares of Lincoln Gold Corp. from the former shareholders of Lincoln Gold Corp. on closing of the acquisition. The Company issued 24,000,000 shares of the Company’s common stock to the shareholders of Lincoln Gold Corp. in exchange for an aggregate of 2,400,000 shares of common stock of Lincoln Gold Corp. Of the shares issued, 5,000,000 shares were issued to four investors who are “accredited investors”, as defined in Rule 501 or Regulation D, pursuant to Rule 506 of Regulation D. The balance of the 19,000,000 shares were issued to eight shareholders who are “non-U.S persons”, as defined in Regulation S, pursuant to Rule 903 of Regulation S. All securities issued were issued as “restricted securities” and all certificates representing the shares issued will be endorsed with a legend confirming that transfer is restricted unless pursuant to a registration statement under the 1933 Act or pursuant to an exemption from the registration requirements of the 1933 Act.

May 31, 2004

On May 31, 2004, we completed a private placement with two investors of 700,000 shares at a price of $0.50 per share for total proceeds of $350,000 pursuant to Rule 903 of Regulation S of the Act. We did not pay any commissions or other fees in connection with the completion of the offering. We completed the offering of the shares pursuant to Rule 903 of Regulation S of the Act on the basis that the sale of the shares was completed in an “offshore transaction”, as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the shares. The investors represented to us that the investors were not U.S. persons, as defined in Regulation S, and were not acquiring the shares for the account or benefit of a U.S. person. The subscription agreements executed between us and the investors included statements that the securities had not been registered pursuant to the Act and that the securities may not be offered or sold in the United States unless the securities are registered under the Act or pursuant to an exemption from the Act. The investors agreed by execution of the subscription agreement for the shares: (i) to resell the securities purchased only in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an exemption from registration under the Act; (ii) that we are required to refuse to register any sale of the securities purchased unless the transfer is in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an exemption from registration under the Act; and (iii) not to engage in hedging transactions with regards to the securities purchased unless in compliance with the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

December 20, 2004

On December 20, 2004, we completed a private placement with three investors of 2,040,000 units at a price of $0.30 per unit for total proceeds of $612,000 pursuant to Rule 903 of Regulation S of the Act. Each Unit is comprised of one share of common stock and one share purchase warrant (a “Warrant”). Each Warrant entitles the investor to purchase one additional share of common stock for a two year period at a price of $0.40 per share during the period from the date of issue to the date that is one year from the date of issue and at a price of $0.50 per share during the period from the date that is one year from the date of issue to the date that is two years from the date of issue. We did not pay any commissions or other fees in connection with the completion of the offering. We completed the offering of the units pursuant to Rule 903 of Regulation S of the Act on the basis that the sale of the units was completed in an “offshore transaction”, as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the units. The investors represented to us that the investors were not U.S. persons, as defined in Regulation S, and were not acquiring the shares for the account or benefit of a U.S. person. The subscription agreements executed between us and the investors included statements that the securities had not been registered pursuant to the Act and that the securities may not be offered or sold in the United States unless the securities are registered under the Act or pursuant to an exemption from the Act. The investors agreed by execution of the subscription agreement for the units: (i) to resell the securities purchased only in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an exemption from registration under the Act; (ii) that we are required to refuse to register any sale of the securities purchased unless the transfer is in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an exemption from registration under the Act; and (iii) not to engage in hedging transactions with regards to the securities purchased unless in compliance with the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

On December 20, 2004, we completed a private placement with two investors of 260,000 units at a price of $0.30 per unit for total proceeds of $78,000 pursuant to Rule 506 of Regulation D of the Act. Each Unit is comprised of one share of common stock and one share purchase warrant (a “Warrant”). Each Warrant entitles the investor to purchase one additional share of common stock for a two year period at a price of $0.40 per share during the period from the date of issue to the date that is one year from the date of issue and at a price of $0.50 per share during the period from the date that is one year from the date of issue to the date that is two years from the date of issue. We did not pay any commissions or other fees in connection with the completion of the offering. The sales were completed pursuant to Rule 506 of Regulation D of the Act on the basis that each investor is an “accredited investor”, as defined under Rule 501(a) of Regulation D of the Act. Each investor represented to us their intent to acquire the securities for investment purposes for their own account. No general solicitation or general advertising was undertaken in connection with the offering. All securities issued were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

We have agreed to file a registration statement with the Securities and Exchange Commission in accordance with the requirements of the Securities Act of 1933 in order to register the resale by the investors of the shares and the shares issuable upon exercise of the warrants in each of the December 20, 2004 private placements of Units completed pursuant to Rule 903 of Regulation S and Rule 506 of Regulation D . We have agreed to file the registration statement within 120 days from the date of completion of the sale of the Units.

March 10, 2005

On March 10, 2005, we completed a private placement with forty-three investors of 2,045,000 units at a price of $0.30 per unit for total proceeds of $613,500 pursuant to Rule 903 of Regulation S of the Act. Each Unit is comprised of one share of common stock and one share purchase warrant (a “Warrant”). Each Warrant entitles the investor to purchase one additional share of common stock for a two year period at a price of $0.40 per share during the period from the date of issue to the date that is one year from the date of issue and at a price of $0.50 per share during the period from the date that is one year from the date of issue to the date that is two years from the date of issue. We paid total commissions equal to $38,010 in connection with the completion of the offering. We completed the offering of the units pursuant to Rule 903 of Regulation S of the Act on the basis that the sale of the units was completed in an “offshore transaction”, as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the units. The investors represented to us that the investors were not U.S. persons, as defined in Regulation S, and were not acquiring the shares for the account or benefit of a U.S. person. The subscription agreements executed between us and the investors included statements that the securities had not been registered pursuant to the Act and that the securities may not be offered or sold in the United States unless the securities are registered under the Act or pursuant to an exemption from the Act. The investors agreed by execution of the subscription agreement for the units: (i) to resell the securities purchased only in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an exemption from registration under the Act; (ii) that we are required to refuse to register any sale of the securities purchased unless the transfer is in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an exemption from registration under the Act; and (iii) not to engage in hedging transactions with regards to the securities purchased unless in compliance with the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

On March 10, 2005, we completed a private placement with ten investors of 1,100,000 units at a price of $0.30 per unit for total proceeds of $330,000 pursuant to Rule 506 of Regulation D of the Act. Each Unit is comprised of one share of common stock and one share purchase warrant (a “Warrant”). Each Warrant entitles the investor to purchase one additional share of common stock for a two year period at a price of $0.40 per share during the period from the date of issue to the date that is one year from the date of issue and at a price of $0.50 per share during the period from the date that is one year from the date of issue to the date that is two years from the date of issue. We paid total commissions equal to $4,200 to a registered broker-dealer in connection with the completion of the offering. The sales were completed pursuant to Rule 506 of Regulation D of the Act on the basis that each investor is an “accredited investor”, as defined under Rule 501(a) of Regulation D of the Act. Each investor represented to us their intent to acquire the securities for investment purposes for their own account. No general solicitation or general advertising was undertaken in connection with the offering. All securities issued were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

We have agreed to file a registration statement with the Securities and Exchange Commission in accordance with the requirements of the Securities Act of 1933 in order to register the resale by the investors of the shares and the shares issuable upon exercise of the warrants in each of the March 10, 2005 private placements of Units completed pursuant to Rule 903 of Regulation S and Rule 506 of Regulation D. We agreed to file the registration statement within 120 days from the date of completion of the sale of the Units.

August 15, 2005

On August 15, 2005, we issued 300,000 shares of our common stock to two consultants. The shares were issued to the consultants as consideration for services provided by consultants. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933 (the “Act”). The consultants executed an investment agreement with us whereby they represented their status as sophisticated purchasers, confirmed their intention to acquire the shares for investment purposes and acknowledged that the shares were “restricted securities” within the meaning of the Act. All certificates representing the shares were endorsed with a restrictive legend.

ITEM 27. EXHIBITS.

Exhibit Number	Description of Exhibit
3.1	Articles of Incorporation (1)
3.2	Bylaws, as amended (1)
4.1	Form of Series A Warrant Certificate (7)
4.2	Form of Series B Warrant Certificate (7)
3.3	Articles of Merger between Braden Technologies Inc. and Lincoln Gold Corp. (3)
5.1	Opinion of Lang Michener LLP, with consent to use, regarding the legality of the securities being registered (8)
10.1	Form of Share Purchase Agreement dated March 15, 2004 between the Company and the U.S. Shareholders of Lincoln Gold Corp. (2)
10.2	Form of Share Purchase Agreement dated March 15, 2004 between the Company and the Non-U.S. Shareholders of Lincoln Gold Corp. (2)
10.3	Convertible Note executed by Lincoln Gold Corp. in favour of Alexander Holtermann dated January 28, 2004 (3)
10.4	Hercules Joint Venture Agreement dated April 18, 2004 between the Company and Miranda U.S.A. Inc. and Miranda Gold Corp.(3)
10.5	2004 Stock Option Plan (3)
10.6	Letter Agreement on Mining Lease Terms for Buffalo Valley Property dated July 9, 2004 (4)
10.7	Letter Agreement on Mining Lease Terms for the Jenny Hill Project dated September 28, 2004 (5)
10.8	Property Option Agreement for the Hannah project between Lincoln Gold Corp. and Larry McIntosh and Susan K. McIntosh dated December 24, 2003 (6)
10.9	Property Option Agreement for the Lincoln Flat project between Lincoln Gold Corp. and Larry McIntosh and Susan K. McIntosh dated December 24, 2003 (6)
23.1	Consent of Independent Auditors, Amisano Hanson (7)
24.1	Power of Attorney (Included on the signature page of this registration statement)(7)

(1)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Form 10-SB Registration Statement originally filed on April 20, 1999, as amended.

(2)	Previously filed as an exhibit to our Current Report on Form 8-K filed on March 16, 2004.

(3)	Previously filed as an exhibit to our Quarterly Report on Form 10-QSB for the six months ended March 31, 2004 filed May 24, 2004.

(4)	Previously filed as an exhibit to our Quarterly Report on Form 10QSB for the six months ended June 30, 2004 filed August 6, 2004.

(5)	Previously filed as an exhibit to our Quarterly Report on Form 10-QSB for the nine months ended October 30, 2004 filed November 15, 2004.

(6)	Previously filed as an exhibit to our Annual Report on Form 10-KSB for the year ended December 31, 2004 filed on April 18, 2005.

(7)	Filed as an exhibit to this Registration Statement on Form SB-2.

(8)	To be filed by amendment.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c)	To include any material information with respect to the plan of distribution,

provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 14(d) of the Securities Exchange Act of 1934.

2.           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia on December 21, 2005.

LINCOLN GOLD CORPORATION

By:	/s/ Paul Saxton
Paul Saxton
President, Chief Executive Officer and Chief
Financial Officer (Principal Executive Officer
and Principal Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Paul Saxton, as his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for him and his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statements and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
President, Chief Executive Officer, Chief
	Financial Officer and Director (Principal	December 21, 2005
/s/ Paul Saxton	Executive Officer and Principal Accounting Officer)
Paul Saxton

December 21, 2005
/s/ Andrew Milligan	Director
Andrew Milligan

December 21, 2005
/s/ James Chapman	Director
James Chapman

December 21, 2005
/s/ Steven Chi	Director
Steven Chi